Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

AMONG

CBIZ, INC.

CBIZ ACQUISITION 42, LLC

MARKS PANETH LLP

AND

THE PARTNERS OF MARKS PANETH LLP NAMED HEREIN

DATED

January 6, 2022

TABLE OF CONTENTS CONTINUED

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TABLE OF CONTENTS CONTINUED

Section 9.10	Public Announcements	60
Section 9.11	Severability	60
Section 9.12	Buyer Authority	60
Section 9.13	Seller Representative	60

EXHIBITS

Exhibit A	-	Intentionally Omitted
Exhibit B	-	Intentionally Omitted
Exhibit C	-	Lock-Up Agreement
Exhibit D	-	Bill of Sale
Exhibit E	-	Assignment and Assumption Agreement
Exhibit F	-	MHM Purchase Agreement
Exhibit G	-	Subscription Agreement
Exhibit H	-	Stockholder’s Agreement
Exhibit I	-	PCAOB Consent Form
Exhibit J	-	Administrative Services Agreement
Exhibit K	-	Lease Assignment and Assumption
Exhibit L	-	Retention Incentive Plan
Exhibit M	-	IP Assignment Agreement
Exhibit N	-	Escrow Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on January 6, 2022, among CBIZ, Inc., a Delaware corporation (“CBIZ”), CBIZ Acquisition 42, LLC, a Delaware limited liability company (“Buyer”), Marks Paneth LLP, a New York limited liability partnership (“Seller”), and all of the individuals who are equity partners of Seller, each of whom is identified on the signature pages attached hereto (collectively, the “Owners” and each, an “Owner”). Unless otherwise defined elsewhere herein, capitalized terms used herein are defined in Section 9.1 below.

R E C I T A L S:

A.    Owners own all of the issued and outstanding equity interests of Seller and will receive a substantial benefit from the transactions contemplated by this Agreement.

B.    Seller is an accounting firm that provides a full range of audit, accounting, tax and consulting services, with specialties in business continuity, international tax, forensic accounting, litigation support, technology, family office and financial advisory services serving a wide range of industries, including real estate, construction, hospitality and restaurants, nonprofit, government and healthcare, manufacturing, wholesale and distribution, theater, media and entertainment, high net-worth, financial services and professional services.

C.    Seller is also engaged in the business of providing audits, reviews, compilations and other attest services (“Seller’s Attestation Services”), and substantially all of the assets of Seller’s Attestation Services are expected to be sold to Mayer Hoffman McCann P.C., a Missouri professional corporation (“MHM”), pursuant to that certain General Conveyance, Bill of Sale and Assignment and Assumption Agreement, to be entered into among MHM, Seller, and the Attest Owners (the “MHM Purchase Agreement”) at the Closing.

D.    Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, substantially all of the assets of Seller used in the Business upon the terms and subject to the conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1    Acquired Assets. Except for any Excluded Asset, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of any Liens (except as set forth in Sections 4.7 and 4.8), all right, title and interest of Seller in and to the business, assets, properties, goodwill and rights owned, held or used by Seller of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on its books and records (the “Acquired Assets”), including the following:

(a)    all equipment, furniture, fixtures, supplies, computer hardware and other tangible personal property of Seller used in the Business (the “Personal Property”), including the Personal Property described on Schedule 1.1(a);

(b)    all accounts receivable and other rights to receive payment of all revenue, fees and commissions for the provision of products or services rendered with respect to the Business, earned or received by Seller as of the Effective Date, whether billed or unbilled (the “Acquired Receivables”) and all work-in-progress of Seller (“Acquired WIP”) as may be required to satisfy the Net Working Capital Target and the Holdback Amount described in Section 2.3;

(c)    other than the Excluded Licenses, all governmental, self-regulatory and other non-governmental franchises, licenses, permits, consents, authorizations, approvals and certificates (collectively, “Permits”) of Seller, to the extent transferrable to Buyer;

(d)    all Intellectual Property owned by Seller or which Seller has the right to use;

(e)    other than the Excluded Contracts, any and all claims, rights and benefits of Seller resulting or arising from any Contract to which Seller is a party (the “Acquired Contracts”), including the Acquired Contracts set forth on Schedule 1.1(e);

(f)    other than as set forth in Schedule 1.2(g), all causes of action, judgments and claims or demands of Seller against others of whatever kind or description;

(g)    all books of account, records, client and prospect lists, vendor lists, files, papers, records, data, promotional, marketing and advertising materials, catalogs, brochures, forms, plans, manuals and handbooks, in whatever media retained or stored, including on servers, computers and other electronic or magnetic storage devices;

(h)    all of Seller’s web or domain addresses, social media accounts, email addresses, telephone numbers and facsimile numbers, including the web and domain addresses, social media accounts, email addresses, telephone numbers and facsimile numbers listed on Schedule 1.1(h);

(i)    other than as set forth on Schedule 1.2(f), all of Seller’s bank accounts, including the bank accounts set forth on Schedule 1.1(i), provided that Seller shall be entitled to all cash in such accounts at the Effective Time per Section 1.2(i) below;

(j)    other than as set forth in Schedule 1.2(g), all retainers, prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees, including the items set forth on Schedule 1.1(j);

(k)    all client accounts, including those identified on Schedule 1.1(k); and

(l)    all goodwill and going concern value of the Business.

Section 1.2    Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following items shall be excluded from the Acquired Assets (the “Excluded Assets”):

(a)    Subject to the delivery of the Acquired Receivables and the Acquired WIP necessary to satisfy Section 1.1(b), all other accounts receivable and other rights to receive payment of all revenue, fees and commissions for the provision of products or services rendered with respect to the Business, earned or received by Seller as of the Effective Date, whether billed or unbilled and all work-in-progress of Seller;

(b)    all minute books, stock or partnership records, seals and Tax Returns and supporting schedules of Seller (all of which shall be subject to Buyer’s right to inspect and copy);

(c)    all ownership or other rights with respect to any Employee Plan;

(d)    the rights that accrue to Seller under this Agreement;

(e)    any equity or other ownership interests in any subsidiary or other Person (the “Excluded Entities”);

(f)    those Contracts listed on Schedule 1.2(e) (the “Excluded Contracts”);

(g)    the bank accounts of Seller set forth on Schedule 1.2(f);

(h)    the causes of action, claims, receivables, insurance policies, rights, property and other assets specifically set forth on Schedule 1.2(g);

(i)    all cash on hand as of the Effective Time;

(j)    any and all assets of Seller which relate exclusively to Seller’s Attestation Services, including any goodwill and engagement agreements associated with Seller’s Attestation Services;

(k)    any license issued by a regulatory agency or similar license issued to Seller or any employee of Seller (the “Excluded Licenses”), and any other Permits of Seller that are not transferrable to Buyer;

(l)    any intercompany receivables between Seller and any Excluded Entities; and

(m)    any life insurance policies on the lives of the Owners or the contract partners or contract principals of Seller.

Section 1.3    Assumed Liabilities; Retained Liabilities. From and after the Effective Date, Buyer shall assume only (a) those accounts payable and accrued expenses of Seller that (i) have been incurred in the ordinary course of business, (ii) remain outstanding as of the Effective Time, and (iii) are taken into account in the final determination of the Adjusted Net Working Capital pursuant to Section 2.3 (collectively, the “Assumed Payables and Expenses”); and (b) except as otherwise indicated on Schedule 1.1(e), the liabilities and obligations of Seller under the Contracts listed on Schedule 1.1(e), including the service obligations related to the retainers received for services which remain to be provided, which remaining service obligations and retainer amounts are set forth on Schedule 1.3(b) under each Contract to which they relate (collectively, the “Assumed Contractual Liabilities”), but, in each case, only to the extent (i) such liabilities and obligations relate to Seller and the conduct of the Business, (ii) the rights under such Contracts are assigned to Buyer or Buyer is otherwise provided the benefits thereof and (iii) such liabilities and obligations arise and are first required to be performed on or after the Effective Date and do not arise as a result of any breach of such Contracts by Seller prior to the Closing Date; and (c) the bonuses described in Schedule 1.3(a) (the “Assumed Bonuses”) that are owed by Seller to Transferred Employees following the Effective Date, but, in each case, only to the extent (i) such liabilities and obligations relate to Seller and the conduct of the Business, (ii) the rights related to such Assumed Bonuses are assigned to Buyer or Buyer is otherwise provided the benefits thereof, (iii) such liabilities and obligations arise and are first required to be performed on or after the Effective Date and do not arise as a result of any breach of obligations related to the Assumed Bonuses by Seller prior to the Closing Date and (iv) such Assumed Bonuses are taken into account in the final determination of Adjusted Net Working Capital pursuant to Section 2.3 (but for purposes of this clause (iv) only if such Assumed Bonuses were earned in 2021, but payment therefor has been deferred until 2022 or later). The Assumed Payables and Expenses, the Assumed Contractual Liabilities and the Assumed Bonuses are referred to herein collectively as the “Assumed Liabilities”. With the exception of the Assumed Liabilities, Buyer shall not by the execution, delivery or performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller or any of its Affiliates, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the Closing Date, including any liability or obligation relating to, resulting from or arising out of: (A) any Contract of Seller not listed on Schedule 1.1(e); (B) Seller’s or any of its Affiliate’s operation or ownership of the Business or any other business, including any claim for fraud, recklessness, negligence, malpractice, breach of duty or other tortious act arising from any products sold or services provided by Seller or any of its Affiliates; (C) any violation of Law or of the rights of any third Person by Seller or any of its Affiliates, including requirements relating to the reporting or payment (or both) of federal, state, local or foreign income, property or other Taxes; (D) any Employee Plan or any contributions, benefits or liabilities therefor or thereunder (including the Retiree Obligations) or any liability for withdrawal or partial withdrawal from, or termination of, any Employee Plan; or (E) any claim of any current or former manager, partner, member, shareholder, officer, director, employee, consultant or independent contractor (including those of the Business) related to the operation of the Business by Seller or any of its Affiliates, including any claim relating to accrued payroll, bonuses, severance, stock appreciation rights or other compensation or vacation liabilities or any claims with respect to any distributions, dividends or redemption payments with respect to any securities of Seller (collectively, the “Retained Liabilities”). Seller shall pay or otherwise satisfy or cause to be paid or otherwise satisfied in full, promptly when due, all Retained Liabilities.

Section 1.4    Non-Assignment of Certain Acquired Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Contract, Permit or other right shall require the consent of any other Person, and such consent is not obtained prior to the Closing, or in the event that any such Contract, Permit or other right shall be non-assignable, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each case, Seller and Owners, upon request of Buyer, shall use their commercially reasonable efforts to obtain the consent of such other Person to an assignment to Buyer. If such consent is not obtained, Seller shall take such actions as Buyer reasonably deems necessary, desirable or appropriate such that Buyer will receive the benefits of such Contract, Permit or other right including enforcement, for the account and benefit of Buyer of any and all rights of Seller against any other Person with respect thereto.

Section 1.5    Enforcement Action. If Seller reasonably believes that any former employee or former owner of Seller has violated any restrictive covenant obligation as it relates to any protectable business interest or any rights of the Seller under any such restrictive covenant transferred to Buyer pursuant to this Agreement, Buyer and Seller shall cooperate with each other and determine in good faith whether to seek injunctive relief and/or pursue any other legal or equitable remedies that may be available to enforce the applicable restrictive covenant.

ARTICLE 2

PURCHASE PRICE

Section 2.1    Payment of Purchase Price; CBIZ Stock. The aggregate consideration to be paid for the Acquired Assets (the “Purchase Price”) shall be a combination of cash and CBIZ common stock, par value $0.01 per share (“CBIZ Stock”) as determined pursuant to and in accordance with this Article 2. Notwithstanding any other provision of this Agreement, in no event will the Purchase Price (taking into account both the amounts payable in cash and the amounts payable in CBIZ Stock, but disregarding any changes in value of CBIZ Stock following determination of the CBIZ Stock Price) be less than an amount equal to $81,250,000 or more than an amount equal to $156,500,000, which minimum and maximum amounts do not take into consideration any adjustments pursuant to Section 2.3. Seller and Owners agree that any distributions of the Purchase Price by Seller to the Owners will be allocated among the Owners as set forth on a purchase price allocation schedule that has been separately provided to CBIZ (the “Purchase Price Allocation Schedule”), each Owner has been provided with and agrees to the allocation which is applicable to such Owner as set forth in the Purchase Price Allocation Schedule, and Seller and Owners agree that neither Buyer nor CBIZ shall be responsible for, or have any liability with respect to (including the issuance of CBIZ Stock in accordance with), the allocations or the determinations regarding such allocations set forth in the Purchase Price Allocation Schedule. The payment and determination of the form of the Purchase Price shall be made as set forth in this Section 2.1 and Schedule 2.1.

(a)    Closing Date Payment. On January 6, 2022, Buyer shall pay to Seller in cash via wire transfer of immediately available funds to an account or accounts designated by Seller an amount equal to $81,250,000 (the “Closing Date Payment”) minus the amount necessary to satisfy the indebtedness of Seller specified in the Payoff Letters (the “Repaid

Indebtedness”), minus the Escrow Amount (which Buyer will fund directly to the Escrow Agent) and minus the amount paid to Seller pursuant to Section 5(a) of the MHM Purchase Agreement. Buyer shall pay the Repaid Indebtedness, on behalf of Seller, in accordance with the wire instructions set forth in the Payoff Letters, if applicable.

(b)    Additional Consideration. In addition to the Closing Date Payment, the Seller shall be entitled to additional consideration, up to an aggregate amount of $75,250,000 (minus any amounts paid pursuant to Sections 5(b), (c) and (d) of the MHM Purchase Agreement), determined and paid in accordance with Schedule 2.1.

Section 2.2    Intentionally Omitted.

Section 2.3    Net Working Capital Adjustment.

(a)    “Net Working Capital” means the amount of Current Assets minus the amount of Current Liabilities, in each case as of the close of business on the Effective Date. “Current Assets” means the aggregate amount of Acquired Receivables, Acquired WIP, prepaid expenses and security and other deposits set forth on Schedule 1.1(j) and included in the Acquired Assets. “Current Liabilities” means the amount of Seller’s accounts payable and accrued expenses included in the Assumed Liabilities pursuant to Section 1.3. Net Working Capital shall be determined in accordance with GAAP, except that (i) the value of the Acquired Receivables shall be the amount of Acquired Receivables actually collected by Buyer as of the 120th day following the Effective Date (the “Determination Date”), and (ii) the value of the Acquired WIP shall be the amount of Acquired WIP actually billed for and collected by Buyer as of the Determination Date.

(b)    Final Net Working Capital; Dispute Resolution. As promptly as practicable (but in no event later than 30 days after the Effective Date), the Seller Representative shall deliver to Buyer a balance sheet of Seller as of the close of business on the Effective Date, with reasonable supporting detail. As promptly as practicable following the Determination Date (but in no event later than 30 days thereafter), Buyer shall deliver to the Seller Representative a statement (the “Closing Statement”) setting forth, with reasonable supporting detail, Buyer’s determination of Net Working Capital (the “Adjusted Net Working Capital”). If the Closing Statement delivered to Seller reflects that payment is due from Buyer to Seller as provided in Section 2.3(c)(i), Buyer shall cause the amount due to be paid to Seller by wire transfer upon issuance of the Closing Statement. Buyer’s determination of the Adjusted Net Working Capital as set forth in the Closing Statement shall be final, binding and conclusive on the Parties unless, within 30 days after the Seller Representative’s receipt of the Closing Statement, the Seller Representative delivers written notice (the “Working Capital Notice”) to Buyer specifying in reasonable detail the Seller Representative’s objections, if any, with respect thereto. With respect to any disputed amounts, Buyer and the Seller Representative shall meet in person in Cleveland, Ohio and negotiate in good faith during the 15-business day period (the “Working Capital Resolution Period”) after the date of Buyer’s receipt of the Working Capital Notice to resolve any such disputes. For avoidance of doubt, the Seller Representative and Buyer may be accompanied at any such meeting by such accountants and other advisors as such party chooses. If Buyer and the Seller Representative are unable to resolve all such disputes within the Working Capital Resolution Period, then within five business days after the expiration of the Working Capital Resolution Period, all disputes shall be submitted to an Independent Accountant (in the manner described in Section 1(e) of Schedule 2.1 above as though such section applied to the Adjusted Net Working Capital disputes as well) who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 30 days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties, and the fees and expenses of the Independent Accountant shall be borne by the party that the Independent Accountant determines is the non-prevailing party. In all instances, the Independent Accountant’s determination shall be made in accordance with the provisions of this Agreement and not subject to independent review (absent manifest error). The actions of the Seller Representative hereunder shall be deemed to be taken on Seller’s behalf and on behalf of all Owners and shall be binding on Seller and all Owners. Each of Seller and the Seller’s Representative, on the one hand, and Buyer, on the other hand, shall allow the other party and its accountants and representatives full and reasonable access to the other parties’ books and records relating to the Business and appropriate personnel for purposes of preparing and reviewing the working papers, trial balances and similar materials relating to preparation and review of the Closing Statement. For the avoidance of doubt, neither the calculation of the Adjusted Net Working Capital pursuant this Section 2.3, nor the methodologies used in making such calculations, shall impact or affect the calculation of Actual EBITDA (as defined in Schedule 2.1) during the Earnout Period (as defined in Schedule 2.1) for purposes of Schedule 2.1.

(c)    Payment of Excess/Deficiency.

(i)    If the Adjusted Net Working Capital as finally determined pursuant to clause (b) above is greater than $19,000,000 (the “Working Capital Target”), Buyer shall pay to Seller an amount equal to the difference between the Adjusted Net Working Capital as so finally determined minus the Working Capital Target, minus the amount of $2.5 million (the “Holdback Amount”) to be held by Buyer and used as described in Section 8.5(f) hereof to satisfy the indemnification claim of any Buyer Indemnified Party as described in Article 8 hereof. If the amount payable by Buyer to Seller hereunder is insufficient to fund the Holdback Amount in full, any shortfall in the Holdback Amount (the “Shortfall”) shall be satisfied pursuant to Section 2.3(d).

(ii)    If the Adjusted Net Working Capital as so finally determined is less than the Working Capital Target, Seller and the Owners, jointly and severally, shall pay to Buyer an amount equal to the difference of the Working Capital Target minus the Adjusted Net Working Capital as so finally determined.

(iii)    Except as provided in Section 2.3(b) upon issuance of the Closing Statement, any payments to be made pursuant to this Section 2.3(c) shall be made as soon as practicable, but not more than three business days after such final determination of Adjusted Net Working Capital in cash via wire transfer of immediately available funds to an account or accounts designed by the recipient party.

(d)    Uncollected Receivables and WIP. Until the date that is 2 years after the Effective Date (the “Outside Date”), Buyer shall use reasonable efforts in the ordinary course of business as the agent for and on behalf of Seller to collect all Acquired Receivables and any accounts receivable created by billing Acquired WIP, in each case that was not collected by Buyer on or prior to the Determination Date and therefore not included in the determination of Adjusted Net Working Capital as finally determined pursuant to Section 2.3(b) (collectively, the “Uncollected Receivables”). In no event, however, shall such efforts include the initiation or continuation of any collection action or proceeding against any account party with respect to any Uncollected Receivable unless so desired by Buyer in the exercise of its commercially reasonable discretion. Buyer shall remit to Seller at such time as is agreed to by the Seller and Buyer, but no less often than quarterly, the amount of any Uncollected Receivable collected by Buyer, net of the amount of any accounts payable or accrued expenses of Seller as of the Effective Date paid by Buyer after the Determination Date and prior to such remittance date; provided, however, prior to making any such remittance to Seller, if there is a Shortfall in the Holdback Amount described in Section 2.3(c) above, Buyer shall satisfy the amount of the Shortfall from the first dollars received with respect to the Uncollected Receivables. Prior to the Outside Date, neither Seller nor any Owner shall take any legal or other enforcement action to collect any of the Uncollected Receivables owed by existing clients of Buyer without the prior written consent of Buyer and, following the Outside Date, Buyer and the Seller Representative shall mutually agree on the disposition or other treatment of any Uncollected Receivable that remains outstanding as of the Outside Date. For purposes of this Section 2.3(d), realization adjustments made on accounts with Acquired WIP balances shall be split pro rata based on the pre-Effective Date balance and the post-Effective Date balances. Additionally, to distinguish the collection of an Uncollected Receivable from the collection of accounts receivable of Buyer or its Affiliates, the following shall apply: (i) payments referencing an invoice shall be credited against such invoice, (ii) payments that do not reference, but that are in the exact amount of an invoice (or the undisputed portion of an invoice), shall be credited to such invoice and (iii) all other payments shall be credited to the oldest undisputed invoice. Upon request of the Seller Representative, but no more frequently than on a monthly basis, Buyer shall provide the Seller Representative with a listing of the collection on those accounts and clients included in the Uncollected Receivables and of any Current Liabilities to be netted against such collections pursuant to this Section 2.3(d).

Section 2.4    Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and the non-compete and non-solicitation provisions set forth in this Agreement in the manner set forth on Schedule 2.4 and in accordance with §1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). Buyer and Seller and their respective Affiliates shall report, act and file all Tax Returns (including IRS Form 8594 and any required exhibits thereto) in all respects and for all purposes consistent with the allocations provided in this Section 2.4. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocations unless required to do so by Law.

Section 2.5    Conduct of the Business After Closing. Subject to Section 3 of Schedule 2.1 and Section 6.15, (a) Buyer has the right to operate and conduct the Business using the Acquired Assets in its sole and absolute discretion after Closing and (b) Buyer has no (and Seller and Owners explicitly disclaim any) express or implied obligations to conduct the Business in any particular manner after Closing; provided, however, no such changes in the conduct of the Business shall modify the methodology or principles used to calculate Actual EBITDA as agreed to by the parties as set forth in Schedule 2.1. Nothing in this Agreement creates a fiduciary duty on the part of Buyer or CBIZ to Seller or Owners in respect of any Post-Closing Payments.

ARTICLE 3

CONSUMMATION OF ACQUISITION

Section 3.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely by electronic exchange of documents and signatures on the date of execution and delivery of this Agreement by each party hereto (the “Closing Date”). Notwithstanding the immediately preceding sentence, the parties acknowledge and agree that the effective date of the Closing as determined pursuant to this Section 3.1 shall be deemed to occur as of 12:01 a.m. on January 1, 2022 and such date is referred to herein as the “Effective Date.” For the avoidance of doubt, the Closing under this Agreement shall occur simultaneously with and effective as of, and only on the occurrence of, the closing of the transactions contemplated by the MHM Purchase Agreement.

Section 3.2    Documents to be Delivered by Seller and Owners. At the Closing, in addition to any other documents specifically required to be delivered pursuant to the terms of this Agreement, Seller and each Owner, as the case may be, shall deliver or cause to be delivered to Buyer and CBIZ:

(a)    All files of or relating to the Business, in whatever medium, in Seller’s or its Affiliates’ possession;

(b)    The Investor Representation and Lock-Up Agreement, in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), duly executed by Seller and each Owner;

(c)    A Bill of Sale, in the form of Exhibit D, transferring to Buyer all of Seller’s right, title and interest in and to the Acquired Assets, duly executed by Seller and dated the Effective Date;

(d)    An Assignment and Assumption Agreement, in the form attached hereto as Exhibit E, pursuant to which Seller assigns all of its right, title and interest in and to the Acquired Contracts, and Buyer assumes the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller and dated the Effective Date;

(e)    The MHM Purchase Agreement, in the form attached hereto as Exhibit F, duly executed by Seller and each Attest Owner;

(f)    A Subscription and Affiliation Agreement, in the form attached hereto as Exhibit G, duly executed by each of the Attest Parties (each, a “Subscription

Agreement”)(execution of which is waived until the Subscription Agreement can be provided by MHM); and

(g)    A Stockholder’s Agreement, in the form attached hereto as Exhibit H, duly executed by each of the Attest Parties (each, a “Stockholder’s Agreement”);

(h)    A PCAOB Consent Form, in the form attached hereto as Exhibit I, duly executed by each of the Attest Parties;

(i)    A certificate, as described in Treasury Regulation 1.1445-2, duly executed by Seller, certifying that Seller is not a foreign person as defined in Section 1445(f)(3) of the Code;

(j)    An Administrative Services Agreement, in substantially the form attached hereto as Exhibit J, subject to changes as mutually agreed among the parties, duly executed by Seller (the “Administrative Services Agreement”);

(k)    Payoff letters in form and substance reasonably satisfactory to Buyer setting forth the full amount due and owing as of the Closing Date necessary for the satisfaction and discharge of all indebtedness secured by any lien or security interest imposed on any Acquired Asset, which payoff letters contain the authorization or obligation by the applicable lender to release all such liens and security interests following receipt of the applicable payoff amounts (the “Payoff Letters”);

(l)    An Assignment and Assumption of Lease with respect to each Leased Facility listed on Schedule 4.7, in substantially the form attached as Exhibit K, duly executed by Seller and, if necessary, the applicable landlord of each such Leased Facility (each, a “Lease Assignment and Assumption”);

(m)    The consents set forth on Schedule 3.2(m);

(n)    An Intellectual Property Assignment, in the form attached hereto as Exhibit M, pursuant to which Seller assigns all of its right, title and interest in and to certain Intellectual Property as set forth therein (the “IP Assignment Agreement”), duly executed by Seller and dated the Effective Date; and

(o)    The Escrow Agreement, duly executed by Seller and dated the Closing Date.

Section 3.3    Documents to be Delivered by Buyer and CBIZ. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Buyer and CBIZ shall deliver to Seller:

(a)    The Lock-Up Agreement, duly executed by CBIZ;

(b)    The Assignment and Assumption Agreement, duly executed by Buyer;

(c)    The MHM Purchase Agreement, duly executed by MHM;

(d)    Each Subscription and Affiliation Agreement, duly executed by MHM (execution of which is waived until the Subscription Agreement can be provided by MHM);

(e)    Each Stockholder’s Agreement, duly executed by MHM;

(f)    The Administrative Services Agreement, duly executed by Buyer and MHM;

(g)    A Lease Assignment and Assumption for each Leased Facility, duly executed by Buyer (or Buyer’s designee); and

(h)    The Escrow Agreement, duly executed by Buyer and dated the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS

In order to induce Buyer and CBIZ to enter into this Agreement, Seller and Owners hereby, jointly and severally, represent and warrant to Buyer and CBIZ that the following statements contained in this Article 4 are true, correct, and complete as of the Effective Date and as of the Closing Date:

Section 4.1    Organization and Standing. Seller is a limited liability partnership company, duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Except as set forth in Schedule 4.1, Seller is not qualified to do business in any other jurisdiction and neither the nature of its business nor other activities conducted by Seller nor the properties that Seller owns, leases, or operates requires Seller to qualify to do business in any other jurisdiction. Seller has not received any written notice or written assertion within the last three years from any governmental official in any jurisdiction to the effect that Seller is required to be qualified or authorized to do business in a jurisdiction other than the state of New York or any state set forth in Schedule 4.1. Seller is not in default in the performance, observation or fulfillment of any provision of its certificate of registration, partnership agreement and other organizational documents of Seller (collectively, the “Governing Documents”).

Section 4.2    Seller Ownership; Power and Authority; Subsidiaries.

(a)    Owners own, of record and beneficially, all of the issued and outstanding partnership interests of Seller, however characterized or denominated. Schedule 4.2(a), which Schedule has been separately delivered by Seller to Buyer, contains a correct and complete list of the names and addresses of each Owner and of the outstanding equity interests of Seller owned beneficially and of record by each Owner. There are no outstanding subscriptions, options, puts, calls, purchase rights, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale or transfer by Seller or any Owner of any equity or other ownership interests of Seller.

Seller and each Owner has all requisite power and authority to enter into and perform this Agreement and the agreements to be entered into by Seller and such Owner in connection with this Agreement (the “Seller Related Agreements”) and to perform their respective obligations under this Agreement and the Seller Related Agreements. This Agreement, the Seller Related Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller and Owners. This Agreement and the Seller Related Agreements have been duly executed and delivered by Seller and each Owner and constitute the legal, valid and binding obligation of Seller and each Owner, enforceable against Seller and each Owner in accordance with its and their terms.

(b)    Except for the Excluded Entities, Seller does not own any capital stock, equity or other ownership interest in any other Person. Schedule 4.2(b) sets forth the name of each Excluded Entity, a description of its business and ownership details with respect to each such entity and includes the number and percentage interest in each such entity held by Seller and each other owner of such entity.

Section 4.3    No Conflicts. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the Seller Related Agreements by Seller or Owners, nor compliance by Seller or Owners with the terms and provisions hereof or thereof, including the consummation of the transactions contemplated by this Agreement, will:

(a)    violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time, or both, would constitute a default) under, or give any third party the right to any claim against Buyer, Seller, Owners or any of their respective Affiliates, or the right (with the giving of notice, the passage of time, or both) to terminate, accelerate or call a default under the Governing Documents or any note, bond, mortgage, indenture, deed of trust, license, permit, contract, undertaking, agreement, lease or other instrument or obligation of Seller, Owners or their respective Affiliates;

(b)    violate any Law applicable to Seller, Owners or their respective Affiliates or their business, properties or assets; or

(c)    require any action or consent or approval of, or review by, or registration with any third party, including any client of the Business, or any Governmental Authority, except for any such action, consent or approval or review as may be required under the HSR Act.

Section 4.4    Financial Statements. Seller has furnished to Buyer (a) the balance sheets of Seller as of December 31, 2018, 2019 and 2020, and the related income statements for the years then ended, and (b) the balance sheet of Seller as of September 30, 2021, and the related income statement for the 9-month period then-ended (collectively, the “Financial Statements”). The balance sheet referred to in clause (b) is sometimes hereinafter referred to separately as the “Interim Balance Sheet”. The Financial Statements (i) have been prepared from and are in accordance with the books and records of Seller, (ii) have been prepared by Seller in conformity with and determined in accordance with GAAP, except to the extent set forth on Schedule 4.4, (iii)

are true and correct in all material respects and (iv) fairly present the financial condition and results of operations of Seller as of the dates stated and the results of operations of Seller for the periods then ended.

Section 4.5    Undisclosed Liabilities. Seller has no liabilities or obligations of any nature (whether matured or unmatured, liquidated or unliquidated, fixed or contingent, or otherwise and whether due or to become due) except (a) those set forth in the Interim Balance Sheet that have not been paid or discharged since the date thereof, and (b) those incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and which are not, individually or in the aggregate, material in amount and which do not arise as a result of any tort, breach of contract or violation of Law. Schedule 4.5 lists all liabilities of Seller that by the terms thereof require payment or performance in an aggregate amount in excess of $50,000 and that are not included in the Interim Balance Sheet.

Section 4.6    Absence of Certain Changes. Except as set forth on Schedule 4.6, since January 1, 2021, there has not been:

(a)    Any material adverse change in the business, operations, assets, properties, client base, prospects, rights, results of operations or condition (financial or otherwise) of Seller, taken as a whole, or any occurrence, circumstance, or combination thereof that reasonably could be expected to result in any such material adverse change, including any material adverse change relating to Seller’s relationship with any customer, client, contractor or vendor involving, or anticipated to involve, aggregate payments by or to Seller in excess of $200,000 during any 12-month period, but excluding any engagements for customers or clients which were one-off or non-recurring.

(b)    Any increase in amounts payable by Seller to or for the benefit of, or committed to be paid by Seller to or for the benefit of, any member, partner, manager, officer, director or other consultant, agent or employee of Seller whose total annual compensation exceeds $100,000, or any relatives of such Person; or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with or for the benefit of any current or former employee of Seller, except for any increases incurred in the ordinary course of business consistent with past practice and reflected in Schedule 4.15;

(c)    Any transaction entered into or carried out by Seller other than in the ordinary course of business;

(d)    Any material change in Seller’s method of doing business or any change in Seller’s accounting principles or practices or Seller’s method of application of such principles or practices;

(e)    Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of Seller;

(f)    Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of Seller;

(g)    Any purchase of or any agreement to purchase assets for an amount in excess of $50,000 for any one or more purchases made by Seller or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Seller exceeding an aggregate amount of $25,000;

(h)    Any loan, advance or capital contribution made by Seller to any Person; or

(i)    Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any Contract to which Seller is a party, other than satisfaction by performance in accordance with the terms thereof in the ordinary course of business.

Section 4.7    Acquired Assets. Seller holds, and will deliver to Buyer at Closing, good, valid and marketable title to all of the Acquired Assets, free and clear of any and all Liens, except to the extent provided in Section 6.16 hereof and with respect to the liens of the State of Pennsylvania which Seller is in the process of resolving, including claims by insurance carriers for unpaid premiums and any Lien arising in connection with any failure (or alleged failure) to pay any Tax. Seller owns, licenses or otherwise has adequate rights to use the Acquired Assets in the manner in which they are presently being used. None of the Acquired Assets or Seller’s rights thereto is subject to any actual or threatened proceeding which could reasonably be expected to result in the revocation, termination, supervision, cancellation or adverse modification of any such property or rights thereto. The Acquired Assets constitute all of the assets used in the conduct of the Business as currently conducted and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, subject to reasonable wear and tear. Seller does not currently own, nor has Seller ever owned, any real property. During the past three years, Seller has not leased or operated any real property other than Seller’s current Leased Facilities listed on Schedule 4.7, which Leased Facilities constitute the only real property used by Seller in the conduct and operation of the Business. Schedule 4.7 identifies those Leased Facilities for which letters of credit (the “Letters of Credit”) have been issued by Signature Bank (the “Bank”) on behalf of Seller as security deposits, sets forth a description of each such Letter of Credit by date, number and dollar amount thereof and identifies the UCC financing statement of record filed by the Bank in respect of each Letter of Credit (the “LOC UCC Financing Statements”). Seller has not subleased or assigned to any Person the right to lease or occupy any Leased Facility. The operation of the Business by Buyer through the use of the Acquired Assets, including the employment of the Transferred Employees by Buyer in connection therewith, will not breach or violate any restrictive covenants set forth in any Contract to which Seller, Owner or any other Transferred Employee is a party or the Acquired Assets or Business is otherwise bound.

Section 4.8    Intellectual Property; Data Privacy and Security; IT Systems.

(a)    Seller owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens, except to the extent provided in Section 6.16 hereof and with respect to the liens of the State of Pennsylvania which Seller is in the process of resolving, all Intellectual Property as such Intellectual Property is used in the Business as currently conducted. Schedule 4.8(a) sets forth a complete and accurate list of all Intellectual Property that (i) is owned by Seller and registered, issued, filed or applied for by or with any authorized private registrar or Governmental Authority, or (ii) is otherwise material to the Business. All such registrations, issuances, filings and applications that have been made are valid, subsisting, and in full force and effect and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been made. The conduct of the Business by Seller has not and does not infringe any intellectual property rights of any other Person, and there are no pending or, to the knowledge of Seller, threatened claims by any Person alleging infringement, dilution or misappropriation of Intellectual Property by Seller. Seller has not made any claim of a violation or infringement by others of its rights to or in connection with its Intellectual Property and, to the knowledge of Seller, no person is infringing, diluting or misappropriating any Intellectual Property of Seller. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the loss or reduction in scope of Intellectual Property rights licensed to Seller, whether by termination or expiration of such license, the performance of such license pursuant to its terms, or other means. Seller has taken commercially reasonable actions required to protect and preserve, and maintain the validity and effectiveness of, all material Intellectual Property owned by Seller, including paying all applicable fees related to the registration, maintenance and renewal of such Intellectual Property.

(b)    Schedule 4.8(b) sets forth (i) a complete list of all computer software programs (in source code and object code form) and collections of data, whether embodied in firmware, software or otherwise, as well as pertinent documentation, designs, files, records and data (“Software”) owned, used and licensed by Seller (other than shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for Seller), indicating whether such Software is owned or licensed by Seller. Schedule 4.8(b) also describes whether the use or operation of any such Software by any customer or end user on any third party hardware or software platform (a “Third Party Platform”) requires such customer or end user to enter into an agreement or license with the owner of such Third Party Platform.

(c)    Seller has not incorporated in any Software, or with any products distributed, marketed, or sold by Seller, any (A) open source code or (B) other public software that requires, as a condition of use, modification or distribution of such public software, that other Software incorporated, combined, derived from or distributed with such public software be: (1) disclosed or distributed in source code form; (2) licensed for the purpose of making derivative works; (3) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (4) redistributable at no charge. Seller has not licensed or otherwise authorized any other Person to use or make use of all or any part of any Software owned by Seller, nor has Seller granted, assigned or otherwise conveyed any right in or to such Software to any Person. No party other than Seller possesses any current or contingent rights to any source code that is part of Software owned by Seller, nor has Seller granted any current or contingent rights to any source code that is part of any Software licensed by Seller. None of the Software owned by Seller is subject to any escrow agreement or any other arrangement which provides license or access to the source code of such Software to a third party.

(d)    Seller has obtained valid and enforceable written assignments of all rights in and to any Intellectual Property owned or purported to be owned by Seller (“Owned Intellectual Property”) from all its former and current employees, any developers, contractors or other parties who have contributed to or participated in the creation or development of any Owned Intellectual Property, that irrevocably and exclusively assign to Seller all right, title and interest in and to the Owned Intellectual Property and any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived, or reduced to practice during the term of such employee’s or independent contractor’s work for Seller. True, correct and complete copies of all such assignments (together with all relevant documentation related thereto) have been made available by Seller to Buyer. Seller does not have any obligation to compensate any employee or any other Person for the development, use, manufacture, sale or exploitation of any Owned Intellectual Property or any products or services that incorporate or use any Owned Intellectual Property.

(e)    Except as set forth on Schedule 4.8(e), Seller has in place Data Policies that are commercially reasonable and comply with all Applicable Privacy and Data Security Laws and Data Provisions concerning the collection, use, processing, storage, transfer, and security of Personal Information.

(f)    Seller’s collection, use, processing, alteration, storage, disposal, transfer and disclosure of Personal Information conforms, and at all times has complied with all applicable provisions of Applicable Privacy and Data Security Laws, and Data Provisions Requirements.

(g)    No Security Breach is currently occurring or has occurred for three (3) years prior to the Closing Date. No violation of Applicable Privacy and Data Security Laws Data Provisions has been alleged or, to the knowledge of Seller, threatened against Seller by any Governmental Authority or any other Person. Seller is currently not in breach of any Data Provisions. Seller has not (i) been the subject of any audits, notices, investigations or other inquiries or actions relating to data security, privacy, or the storage, transfer, use or processing of data (including Personal Information) from any Governmental Authority; or (ii) received any written claims or complaints regarding the collection, dissemination, storage, distribution, transfer or other use or disposition of any sensitive information or processing of any Personal Information or any rights requests of any data subject, or the actual or alleged violation of any Applicable Privacy and Data Security Laws or Data Provisions.

(h)    The Business Systems are reasonably sufficient for the immediate and anticipated needs of the Business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the Business as currently conducted by Seller. No material part of the Business Systems is in need of replacement or upgrade to avoid any diminution of the Business.

(i)    In the three (3) years prior to the Closing Date, there has been no Security Breach, or material failure, breakdown, performance reduction or other adverse event affecting any Business Systems, that has caused or, to the knowledge of Seller, could be reasonably expected to cause, any: (A) substantial disruption of or interruption in or to the use of such Business Systems or the conduct of the Business; (B) material loss, destruction, damage or harm of or to the Business or its operations, personnel, property or other assets; or (C) material liability of any kind to Seller. Seller has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Business Systems and the data and other information stored thereon which includes measures that are designed to prevent and avoid (X) any material loss, failure, and corruption, (Y) any unauthorized access to or use of Personal Information, and (Z) the injection or installation of any Malicious Code, software, or computer instruction that may interfere with or prevent the use of any software, system or network.

(j)    Seller has implemented and maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.9    Contracts. Schedule 4.9 sets forth a complete and accurate list in all material respects of all Contracts to which Seller is a party or by which Seller or any of the Acquired Assets are bound, including:

(a)    Contracts with customers or clients of the Business;

(b)    Contracts pursuant to which Seller leases (as lessor or lessee) any property or assets (whether real, personal or mixed, tangible or intangible);

(c)    Contracts with any current or former partner, member, manager, officer or director of Seller, or any Person related by blood or marriage to any such Person or any Person controlling, controlled by or under common control with any such Person, or with any employee, agent or consultant of Seller;

(d)    Contracts containing covenants purporting to limit the freedom of Seller to compete in any line of business in any geographic area or to employ or otherwise engage any Person, or limit the freedom of Seller to sell, lease, license or otherwise distribute any product, client information, or software system or program;

(e)    Contracts with any Governmental Authority or regulatory agency;

(f)    Contracts relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to indebtedness or extension of credit or the creation of any Lien with respect to any asset of Seller; and

(g)    Contracts involving any joint venture, partnership or similar arrangement or any Contract that involves sharing of revenues, profits, cash flows, expenses or losses with other Persons.

All such Contracts are valid and binding, in full force and effect, and enforceable in accordance with their respective terms. Neither Seller, nor, to Seller’s knowledge, any other party thereto is in violation of, in default in respect of, nor has there occurred an event or condition that, with the passage of time or giving of notice (or both) would constitute a default of any such Contract. True, correct and complete copies of all such Contracts, and samples of each type of client service contract of Seller, have been made available to Buyer. Seller has delivered to Buyer correct and complete copies of Seller internal policies and agreements with third parties regarding payment and receipt of contingent revenue.

Section 4.10    Litigation; Restrictive Documents or Laws. Except as set forth on Schedule 4.10, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or against any Owner or other Affiliate of Seller. To Seller’s knowledge, there exist no disputes or conflicts, or circumstances providing a basis for a dispute or conflict, that could reasonably be expected to result in any such suit, claim, action, proceeding or investigation. Neither Seller nor any of its Affiliates is a party to or bound under any agreement, contract, mortgage, lien, lease, instrument, law, order, judgment or decree or any similar restriction that adversely affects, or reasonably could be expected to so affect, the Business or the continued operation thereof by Buyer after the Closing on substantially the same basis as such Business is currently operated.

Section 4.11    Compliance with Laws; Permits.

(a)    Seller and its Affiliates have complied and currently are in compliance with all Laws applicable to Seller and its business and properties. Seller has made available to Buyer all materials within Seller’s possession or control relevant to compliance with such Laws, and has identified to Buyer’s counsel all risks and liabilities that Seller deems material with respect thereto. Without limiting the generality of the foregoing, no allegation of sexual harassment has been made against any Business Employee or other employee of Seller engaged in the Business at any time during the last five (5) years.

(b)    Seller and each Business Employee have all Permits required to be maintained by Seller or such Business Employee in connection with the Business. Schedule 4.11 includes a list of (i) all Permits owned by Seller or any Business Employee in his or her capacity as a Business Employee, each of which is currently valid and in full force and effect and will continue to be valid and in full force and effect after the Closing and (ii) each Business Employee licensed to transact business in any state in the performance of his or her duties and the states in which each such employee is so licensed. Neither Seller, nor, to Seller’s knowledge (with no duty of inquiry), any Business Employee, is in violation of any Permit, and there is no pending nor, to Seller’s knowledge, threatened, proceeding that could result in the revocation, cancellation or inability of Seller or, to Seller’s knowledge (with no duty of inquiry) any Business Employee to renew any Permit. Seller has complied in all respects with any rulings, orders or other notices issued by any governmental or regulatory agency to Seller or any Business Employee in respect of any Permits used or relating to the Business.

(c)    Seller, Owners and their respective Affiliates have at all times maintained, and have caused all of their employees, agents and other representatives to maintain, the confidentiality, privacy and security of all data of clients of Seller. Neither Seller, nor any Owner, nor any of their respective Affiliates nor, to the knowledge of Seller, any employee of Seller or its Affiliates has disclosed to any third party any such client data without the applicable client’s consent. Seller and its Affiliates have complied with all applicable Laws regarding privacy and any confidentiality agreements or arrangements between Seller or its Affiliate and a client of Seller.

Section 4.12    Clients. Schedule 4.12 sets forth a complete and accurate list of all clients of Seller as of the Effective Date. Schedule 4.12 also sets forth a list of all clients that have terminated their relationships with Seller or Owners since January 1, 2021, or have notified in writing Seller or Owner since January 1, 2021, that they intend to terminate their relationships with Seller or Owners, in each case where the relationship with Seller involved, or was anticipated to involve, aggregate payments to Seller in excess of $200,000 during any 12-month period, but excluding any engagements for customers or clients which were one-off or non-recurring. Except as set forth in Schedule 4.12, and excluding any engagements for customers or clients which were one-off or non-recurring, no clients of Seller have informed Seller or Owners that they are considering or planning to (a) discontinue being clients of Seller, (b) discontinue being clients of Buyer after the Closing, or (c) substantially decrease the amount of business that they conduct with Seller or Buyer or materially alter the terms of such business either before or after the Closing. No individual related by blood or marriage to any Owner, nor, to Seller’s knowledge, any agent or employee of Seller, holds any position or office with or has any financial interest, direct or indirect, in any client of the Business. To Seller’s knowledge, Seller is not bound by any commitments for the performance of services or delivery of products in excess of its ability to provide such services or deliver such products during the time available to satisfy such commitments, and all outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made.

Section 4.13    Taxes.

(a)    (i) All Tax Returns required to be filed by or on behalf of Seller have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of Seller have been fully and timely paid or adequate reserves in respect thereof have been established on the books and records of Seller. Seller is not the beneficiary of any extension of time within which to file any Tax Return.

(b)    Seller has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely filed all returns and forms and withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, Owners, or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)    Schedule 4.13(c) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Seller after December 31, 2016, and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 2016, and (ii) all of the jurisdictions that impose such Taxes or duty to file such Tax Returns. No claim has been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns such that Seller is or may be subject to taxation by that jurisdiction.

(d)    No Owner and no director or officer, or employee responsible for Tax matters, of Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any authority in writing or (ii) to the knowledge of Seller.

(e)    Neither Seller nor any other Person on its behalf has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)    No property owned by Seller is (i) property required to be treated as being owned by another person in a sale and leaseback transaction pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(g)    Seller is not a party to any Tax allocation or sharing agreement or arrangement.

(h)    There is no mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed as a result of any unpaid Taxes on any of the assets of Seller.

(i)    Seller has not been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes and has no liability for Taxes of any other Person, including under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee, indemnitor or successor, by contract or otherwise.

(j)    Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k)    Seller has not been a party to any “reportable transaction” as defined in Section 6707(A)(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(l)    The unpaid Taxes of Seller (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(m)    During the three (3) years prior to the Closing, Seller has not made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, settled any action in respect of Taxes or entered into any Contract in respect of any Taxes with any Taxing Authority.

(n)    Seller has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(o)    Seller did not receive a loan or other financial assistance under the CARES Act or the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139). Seller has not elected to defer any Taxes pursuant to Section 2302 of the CARES Act. Seller elected to defer payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) under the Payroll Tax Executive Order on the date(s) and in the amount(s) set forth in Schedule 4.13(o), which deferral (i) was paid in full by Seller by December 31, 2020 and (ii) was applied for, made and used in accordance with the Payroll Tax Executive Order and all applicable Laws, rules and guidance in respect thereof.

(p)    Seller has not made an election to be taxed as a corporation pursuant to Treasury Regulations Sections 301.7701-3 (or any other similar provision of applicable state, local or foreign Tax Law).

(q)    Seller is not a party to any Contract or plan that has or could result, separately or in the aggregate, in the payment of any excess parachute payment within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law).

Section 4.14    Employee Benefits.

(a)    Schedule 4.14(a) identifies each Employee Plan. For each Employee Plan, accurate, current, and complete copies of the following, as applicable, have been furnished to Buyer: (i) written plan documents (for unwritten plans, a summary of the material terms), (ii) related trust or funding agreements, (iii) insurance contracts and all other

Contracts relating to any Employee Plan (iv) the three most recent annual reports (Form 5500 and all related schedules), (v) actuarial valuation reports, if any, prepared in connection with any such plan, (vi) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the IRS, (vii) copies of material notices, letters, or other correspondence from the IRS, DOL or other Governmental Authority and (viii) any filings made within the past six (6) years under any amnesty, voluntary compliance, self-correction, or similar program sponsored by the IRS, DOL or other Governmental Authority, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program (each, a “Corrections Program”).

(b)    No Employee Plan constitutes an “employee pension benefit plan” as defined in Section 3(2) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a “defined benefit plan,” as defined in Section 3(35) of ERISA and subject to Title IV of ERISA, nor does Seller or any affiliate have any obligation to create, maintain, or contribute to any such “employee pension benefit plan,” “multiemployer plan” or “defined benefit plan.” Neither Seller nor any ERISA Affiliate has ever participated in, been obligated to, or made contributions to a multiemployer plan. No Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. Full payment has been made of all amounts that Seller is required to have paid as contributions to or benefits under any Employee Plan as of the end of the most recent year thereof and there are no unfunded obligations under any Employee Plan that have not been disclosed to Buyer prior to the Closing Date. No condition exists and no event has occurred that could constitute grounds for termination of any Employee Plan, and neither Seller nor any Affiliate thereof has incurred any liability under Title IV of ERISA that has not been satisfied in full. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Seller, or any partner, member, manager, officer, director or employee of Seller, subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding with respect to any Employee Plan or any fiduciary or administrator thereof in their capacities as such.

(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. Seller has furnished to Buyer copies of the most recent IRS determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, that are applicable to such Employee Plan or required in order to maintain favorable tax treatment of the benefits provided thereunder.

(d)    Schedule 4.14(d) identifies each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, severance or termination benefits, stay-incentive, supplemental unemployment benefits, vacation or paid time off benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any Affiliate of Seller, and (iii) covers any employee, former employee, partner, former partner, contractor, or former contractor of Seller or any Affiliate of Seller. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer, are referred to collectively herein as the “Benefit Arrangements.” Each Benefit Arrangement has been maintained in compliance in all material respects with its terms and with requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement. No Employee Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA is a self-funded or self-insured arrangement, and, with respect to each such Employee Plan that is funded in whole or in part through an insurance policy, neither Seller nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement of other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing.

(e)    Except as required by COBRA or as set forth on Schedule 4.14(e), Seller has no liability in respect of post-retirement health, life, pension, retirement, severance, stay-incentive or other benefits for retired employees or partners of Seller or any Affiliate of Seller. Seller has reserved its right to amend or terminate any Employee Plan or Benefit Arrangement in respect of any current or former employee of Seller under the terms of any such plan and descriptions thereof given to employees and the transactions contemplated by this Agreement will not give rise to any liability for termination of any agreements related to any Employee Plan or Benefit Arrangement. With respect to any of Seller’s Employee Plans that are “group health plans” under Section 4980B of the Code and Section 607(1) of ERISA, there has been timely compliance with all requirements imposed thereunder so that Seller and any Affiliate thereof have no (and will not incur any) loss, assessment, Tax penalty, or other sanction with respect to any such plan.

(f)    The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Plan or Benefit Arrangement, whether or not legally enforceable, that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay, stay-incentive or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee, partner, member, officer, director or manager of Seller. The Seller is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, result in the sanctions imposed by Section 4999 of the Code, or result in a requirement to pay a Tax gross-up or similar make-whole payment to any officer, employee, director or contractor.

(g)    No Employee Plan or Benefit Arrangement provides for the deferral of compensation subject to Section 409A of the Code. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or Benefit Arrangement that will or may result in any payment of deferred compensation subject to an additional Tax under Section 409A of the Code.

(h)    Schedule 4.14(h) sets forth the aggregate amount of vacation or paid time off owed to employees by Seller that is accrued or that should have been accrued as of the Effective Date, in accordance with GAAP, including (i) each employee who is entitled to receive a payment in respect of such employee’s accrued vacation as of the Effective Date and (ii) the portion of the accrued vacation that is due to such employee.

(i)    Each individual who is or has been classified by Seller as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Employee Plan and Benefit Arrangement.

(j)    Other than as set forth on Schedule 4.14(j), Seller does not currently contract with or receive employees, independent contractors, consultants or other service providers through an employee staffing agency or professional employer organization.

(k)    Except as contemplated by this Agreement, neither Seller nor any of its ERISA Affiliates has announced its intention to modify or terminate any Employee Plan or adopt any arrangement or plan which, once established, would come within the definition of an Employee Plan. Each asset held under each Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(l)    Seller, each ERISA Affiliate and each Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance in all material respects with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. Neither Seller nor any ERISA Affiliate or Health Plan has incurred (and to the knowledge of Seller, nothing has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Seller, any ERISA Affiliate or any Health Plan to) any penalty or excise Tax under Sections 4980D, 4980H or 4980I of the Code or any other provision of the Health Care Reform Laws.

Section 4.15    Employees.

(a)    Schedule 4.15(a), which Schedule has been separately delivered by Seller to Buyer, sets forth the names of all Owners, contract partners and contract principals, employees, consultants and independent contractors of Seller as of the date or dates set forth on such Schedule, together with the office location where such Person is resident, total salary or hourly wage, bonus, fringe benefits and perquisites each received in the year ended December 31, 2020, and any changes to the foregoing since December 31, 2020 and the salary of each Person as of September 30, 2021, and, as of the date of Schedule 4.15, the employment status (full or part-time or temporary), overtime classification (exempt or non-exempt), date of commencement of employment, leave status, unused vacation or paid time off of each such Person. Any individual performing services for the Business who has been classified as an independent contractor, as an employee of some other entity whose services are leased to Seller or as any other non-employee category, has been correctly so classified and is, or was, in fact, not a common law employee of Seller. All individuals classified by Seller as “exempt” employees under the Fair Labor Standards Act or any state, local or foreign counterpart are properly classified as such thereunder. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement do not constitute a triggering event under any Employee Plan or Benefit Arrangement, whether or not legally enforceable, that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee, partner, member, officer, director or manager of Seller.

(b)    Except as set forth on Schedule 4.15(b), there is, and there has been, no unfair labor practice charge, wage and hour investigation, employment discrimination charge, or other complaint against or affecting Seller in respect of the Business pending or, to Seller’s knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body including any state labor relations board or equal opportunity agency or any court or tribunal, nor has any written complaint pertaining to any such charge or complaint or potential charge or complaint been filed against Seller.

(c)    With respect to Transferred Employees, Seller has withheld all amounts required to be withheld from the wages, salaries, and other payments to such employees, and does not have any liability for failure to comply with the foregoing. There are no pending claims against Seller for workers’ compensation, or short- or long-term disability, relating to employees of Seller who are employed in the Business.

(d)    Seller has not received written notice of intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of Seller relating to the Business and, to the knowledge of Seller, no such investigation is in progress. There are no (and have not been during the two (2) year period preceding the date hereof) strikes or lockouts with respect to any employees of Seller engaged in the Business. There is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to Seller’s knowledge, threatened in writing against Seller with respect to any current or former employees or individual independent contractors engaged in the Business. There is no slowdown or work stoppage in effect or, to Seller’s knowledge, threatened in writing with respect to any employees or individual independent contractors engaged in the Business. Seller is not a party to any collective bargaining agreement or any other type of collective agreement with respect to any employees engaged in the Business. To the knowledge of Seller, no union or other workers’ representative is currently engaged in any organizational activities or requests or elections for representation with respect to employees of Seller engaged in the Business.

(e)    Seller is in compliance with and has not violated the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, or any related regulations promulgated thereunder (the “Immigration Laws”). Seller has collected and maintained Form I-9 (Employment Eligibility Verification Form) and all other records, documents and other papers which are required to be retained with the Form I-9 by Seller pursuant to the Immigration Laws. Seller has not been warned, fined or otherwise penalized by reason of its failure to comply with the Immigration Laws, nor is any such action pending or, to the knowledge of Seller, threatened.

Section 4.16    Insurance. Seller is and has been insured with respect to its properties and the conduct of its business in such amounts and against such risks as are sufficient for compliance with applicable Laws and as are adequate to protect the property and business of Seller in accordance with normal industry practice. Such insurance is and has been provided by insurers unaffiliated with Seller. Set forth on Schedule 4.16 is a true, correct and complete list of all insurance policies (including workers’ compensation, fire and casualty, property, theft, errors and omissions and business interruption policies) and bonds in force in which Seller is named as an insured party, or for which Seller has paid any premiums, and such list correctly states the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amounts, if any, the expiration date and the premium amount of each such policy or bond. All such policies or bonds are currently in full force and effect and no notice of cancellation or termination has been received by Seller with respect to any such policy. All premiums due and payable on such policies have been paid. Neither Seller nor any Owner is a co-insurer under any term of any insurance policy.

Section 4.17    Books of Account; Records. The general ledgers, ownership record books, minute books and other records relating to the assets, properties, Contracts and outstanding legal obligations of Seller are complete and correct and have been maintained in accordance with good business practices, and the matters contained therein are appropriate and, to the extent required by Seller’s historical accounting practices, accurately reflected in the Financial Statements. Seller has made available to Buyer true and complete copies of all client lists relating to the Business and all other records, files and other information material in any respect to the Business.

Section 4.18    Brokers; Finders. None of Seller, Owners, any of their respective Affiliates or any of their respective directors, officers, partners or employees has incurred, or will incur, or cause Buyer or any Buyer Affiliated Company to incur, any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

Section 4.19    Accounts Receivable(a) . All accounts receivable of Seller represent services actually performed in the ordinary course of business. None of the accounts receivable of Seller existing as of the Effective Date or the Closing Date are from any Related Party of Seller or any Owner. For purposes of this Section 4.19, a “Related Party” of Seller or any Owner shall mean any partner, member, manager, officer, director, employee, representative, or other agent of Seller or any Owner, any Person related by blood or marriage to any such Person, or any Person that, directly or indirectly, controls, is controlled by or is under common control with Seller, an Owner or any such other Person.

Section 4.20    Independence Issues. Neither Seller, nor any Owner, contract partner, contract principal or employee of Seller:

(a)    owns, or any time over the last five (5) years owned, directly or indirectly, any equity or other ownership interest in any Person, the ownership of which impairs or, at any time during the last five (5) years impaired, the independence of Seller with respect to any client of Seller, or has taken any action to otherwise cause an impairment of the independence of Seller with respect to any client of Seller; or

(b)    owns, directly or indirectly, any equity or other ownership interest in any Person, the ownership of which impairs the independence of any Buyer Affiliated Company or MHM with respect to any client of Seller, any Buyer Affiliated Company or MHM, which representation is made to the knowledge of Seller and the Owners based upon the information that has been provided by MHM.

Each Owner acknowledges that (i) MHM performs services for and on behalf of certain employee benefit plan sponsors, (ii) MHM maintains a restricted entity list containing the names of such clients and (iii) if such Owner becomes a holder of equity in MHM, such Owner may not own any interest in any entity on such restricted entity list. For the purposes of this Agreement, “independence” shall have the meaning defined by any applicable standard established by the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Department of Labor, other federal law or regulation, state law or regulation, the AICPA, and other applicable professional associations.

Section 4.21    Individual Owner Representations. Notwithstanding the preamble to this Article 4, each Owner, severally and not jointly, and only with respect to matters relating solely to him or her represents and warrants that:

(a)    Certain Ownership Interests. Except as disclosed to Buyer in Schedule 4.21, such Owner does not own, directly or indirectly, any equity or other ownership interest in any Person (i) who is engaged in any business of any Buyer Affiliated Company, or (ii) who is a client of Seller, other than such Owner’s ownership of (A) the interests indicated on Schedule 4.2(a), or (B) five percent (5%) or less of the combined voting power of all issued and outstanding voting securities of any publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

(b)    Taxes. Such Owner has duly paid all Taxes payable by him or her, and there is no pending or, to the best knowledge of such Owner, threatened federal, state, local or foreign Tax audit or assessment of such Owner and no agreement with any federal, state, local or foreign Taxing Authority that may affect the subsequent Tax liabilities of such Owner.

(c)    Compliance with Law; Permits. Such Owner has complied and is in compliance with all applicable Law. Such Owner has all Permits necessary or appropriate for the operation of the Business. Such Owner is not in violation of any of the Permits, and there is no pending, nor, to the knowledge of such Owner, any threatened proceeding that could result in the revocation, cancellation or inability of such Owner to renew any Permit. Such Owner has not been charged with or been given notice of any violation of any applicable Law which violation has not been remedied in full (without any remaining liability of such Owner).

(d)    UCC Financing Statements. No financing statement under the Uniform Commercial Code or similar law naming such Owner as debtor and describing such Owner’s units or other equity interests in Seller as collateral has been filed in any jurisdiction, and such Owner is not a party to or, to the best knowledge of such Owner, bound under any agreement or legal obligation authorizing any party to file any such financing statement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND CBIZ

In order to induce Seller and Owners to enter into this Agreement, Buyer and CBIZ hereby jointly and severally represent and warrant to Seller and Owners that the following statements contained in this Article 5 are true, correct and complete as of the Effective Date and as of the Closing Date:

Section 5.1    Power and Authority. Each of Buyer and CBIZ has all requisite corporate power and authority to enter into this Agreement and the agreements to be entered into in connection with this Agreement to which it is a party (the “Buyer Related Agreements“) and to perform its obligations under this Agreement and the Buyer Related Agreements. This Agreement, the Buyer Related Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and CBIZ. This Agreement and the Buyer Related Agreements have been duly executed and delivered by Buyer or CBIZ and constitute the legal, valid and binding obligation of Buyer or CBIZ enforceable against Buyer or CBIZ in accordance with its and their terms.

Section 5.2    No Conflicts. Neither the execution nor delivery of this Agreement by Buyer or CBIZ, nor compliance by Buyer or CBIZ with the terms and provisions of this Agreement, including the consummation of the transactions contemplated by this Agreement, will:

(a)    violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time, or both, would constitute a default) under, or give any third party (with the giving of notice, the passage of time, or both) rights to any claim against Buyer, CBIZ, Seller, Owners or any Affiliate of Buyer or CBIZ or rights to terminate, accelerate or call a default under the organizational documents of Buyer or CBIZ, or any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, or other instrument or obligation of Buyer that would have a material adverse effect on the ability of Buyer or CBIZ to consummate the transactions contemplated by this Agreement;

(b)    violate any order, writ, injunction, decree, law, statute, rule, or regulation applicable to Buyer or CBIZ or its properties or assets that would have a material adverse effect on the ability of Buyer or CBIZ to consummate the transactions contemplated by this Agreement; or

(c)    require Buyer or CBIZ to obtain any action or consent or approval of, or review by, or registration with any third party or Governmental Authority that has not been obtained prior to the Closing, except for any such action, consent, approval or review as may be required under the HSR Act.

Section 5.3    SEC Documents. CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since December 31, 2020 are available through www.sec.gov/edgar.

Section 5.4    CBIZ Stock. The shares of CBIZ Stock to be issued as part of the Purchase Price, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

Section 5.5    Brokers; Finders. Except as set forth on Schedule 5.5, neither Buyer, CBIZ nor its directors, officers or employees has incurred, or will incur, any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1    Reasonable Best Efforts; HSR Act; Further Assurances.

(a)    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.1(b)), Buyer, Seller and the Owners shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with such other parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, on the Effective Date or as promptly as practicable thereafter, the transactions contemplated by this Agreement, including by: (i) using reasonable best efforts to cause the conditions set forth in Article 7 to be satisfied and (ii) using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, neither the Buyer, on the one hand, nor Seller or any Owner, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the transactions contemplated by this Agreement or the ability of such Person to fully perform its obligations under this Agreement or any other agreement to which such Person is a party.

(b)    HSR Act. Prior to the date hereof, Buyer and CBIZ, on the one hand, and Seller, on the other hand, have filed with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) an appropriate Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act (the “HSR Filing”). Each of Buyer and Seller shall (i) use reasonable best efforts to supply any additional information that reasonably may be required or requested by the FTC or the DOJ in connection with the HSR Filing, and (ii) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer and CBIZ, on the one hand, and Seller, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, each of Buyer and CBIZ, on the one hand, and Seller, on the other hand, shall (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the transaction contemplated by this Agreement, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep such other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the transaction contemplated by this Agreement, (iv) reasonably cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transaction contemplated by this Agreement, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the transactions contemplated by this Agreement, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the transactions contemplated by this Agreement, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information. Notwithstanding any provision contained in this Agreement to the contrary (including Section 6.1(a)), neither Buyer, CBIZ nor any Affiliate of Buyer or CBIZ shall be required to: (A) (1) sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any subsidiary, operations, divisions, businesses, product lines, customers or assets of Buyer, CBIZ or any of their Affiliates or Seller contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing, (2) accept any operational restriction or take or commit to take such other actions that may limit Buyer’s, CBIZ’s or any of their Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets (including, without limitation, any of the Acquired Assets), or (3) propose, negotiate, offer or enter into any judgment, consent decree, hold separate order or other agreement to effectuate any of the foregoing; (B) terminate, amend or otherwise modify any Contract or other business relationship as may be required to obtain any necessary clearance of any Governmental Authority or to obtain termination of any applicable waiting period under any the HSR Act; or (C) defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any judgment, in connection with the transactions contemplated by this Agreement. No party hereto will agree to extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed).

(c)    Further Assurances. Each party will cooperate with the other parties and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other parties as necessary to carry out, evidence and confirm the intended purposes of this Agreement. In addition, after the Closing, Seller, at Buyer’s request, shall prepare, execute and deliver, at Seller’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Acquired Assets or to put Buyer more fully in possession of any of the Acquired Assets or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities. Seller and Buyer agree that each will pay one-half of the filing fee for the HSR Filing.

Section 6.2    Tax Matters.

(a)    Seller shall be responsible, at Seller’s expense, for preparing and filing all Tax Returns with respect to Seller’s ownership of the Acquired Assets and operation of the Business on or before the Effective Date, including all Tax Returns due with respect to the sale of the Acquired Assets pursuant to this Agreement. Each party agrees to timely furnish to the other parties any records and other information reasonably requested by them in connection therewith. Notwithstanding anything herein to the contrary, neither CBIZ nor Buyer makes any representations or warranties to Seller or to any direct or indirect equity holder or former equity holder of Seller (including the Owners) regarding the Tax treatment of the transactions contemplated hereby or any of the Tax consequences to Seller or any such equity holder or former equity holder. Seller and the Owners acknowledge that they are relying solely on their respective Tax advisors in connection with this Agreement and the transactions contemplated hereby and shall remain solely liable for any Tax consequences to them as a result of the transactions contemplated by this Agreement.

(b)    Buyer shall be responsible for payment of State of New York sales or use tax incurred in connection with this Agreement and filing of sales tax returns with respect thereto (and Seller and Owners shall cooperate with respect thereto as necessary). Other than as set forth in the immediately preceding sentence, any transfer, documentary, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Seller shall, at its expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).

Section 6.3    Confidential Information. At all times after the Closing, Seller and each Owner shall not directly or indirectly copy, disclose, disseminate or use, for personal benefit or the benefit of any third party, any Confidential Information of or relating to the Business, except for the disclosure of such Confidential Information on behalf of or in the performance of services for any Buyer Affiliated Company or as may be required by law or by court or administrative order (but only to the extent so required). Each party acknowledges that, from and after the Closing, all such Confidential Information is and shall continue to be the exclusive proprietary property of Buyer. Seller and each Owner further agrees that from and after the Closing Date, it, he or she shall forward to Buyer any such Confidential Information that at any time comes into its, his or her possession or the possession of any other Person with which it, he or she is affiliated in any capacity.

Section 6.4    Noncompetition; Non-solicitation.

(a)    For purposes of this Section 6.4, the following definitions shall apply:

(i)    “Qualified Prospective Client” means any Person that, as of the date of determination, was contacted by a Buyer Affiliated Company as part of its marketing or sales efforts at any time during the preceding three-year period or is reflected on any Buyer Affiliated Company’s prospective client mailing list.

(ii)    “Restriction Period” means (A) for Seller, the period commencing on the Effective Date and continuing (1) until the third anniversary of the Effective Date with respect to the covenant set forth in Section 6.4(b)(i), and (2) until the fifth anniversary of the Effective Date with respect to the covenants set forth in Section 6.4(b)(ii) – (v), and (B) for each Owner, the period commencing on the Effective Date and continuing (1) for three years after the date on which such Owner’s employment with any Buyer Affiliated Company is terminated (for any reason or no reason whatsoever) with respect to the covenant set forth in Section 6.4(b)(i), and (2) for five years after the date on which such Owner’s employment with any Buyer Affiliated Company is terminated (for any reason or no reason whatsoever) with respect to the covenants set forth in Section 6.4(b)(ii) – (v). With respect to each party to which this Section 6.4 applies, the duration of the applicable Restriction Period will be extended by the period of time during which such party is in breach of the covenant to which such Restriction Period applies. For purposes of this Section 6.4, “employment” shall be interpreted broadly and shall include the provision of services as a full or part-time employee or as a director, consultant or other independent contractor.

(iii)    “Related Company Business” means, individually and collectively, each of the Business (including any business included in the definition of “Business” regardless of whether any such business is operated at all times or any time during the applicable Restriction Period) and each of the following: attest and audit services, tax planning consulting, tax matter dispute representation, complex tax transaction planning, tax return compliance, business planning, estate and retirement planning, succession planning, strategic management consulting, enterprise risk management, internal audit and Sarbanes Oxley consulting services, and specialized advisory services, including business valuation services, litigation support, CFO/controller outsourcing services, human resources outsourcing services, accounting and bookkeeping outsourcing services, and corporate recovery and turnaround consulting, cyber IT consulting, all other professional services which are provided by accounting professionals and any other businesses conducted or proposed to be conducted by the Financial Services Division of CBIZ and the Buyer Affiliated Companies.

(b)    During the applicable Restriction Period, neither Seller nor any Owner shall, directly or indirectly (whether individually or as a member, owner, investor, partner, manager, shareholder, director, officer, employee, consultant, creditor, lender or agent of any Person, other than acting in such capacity on behalf of Buyer or any Buyer Affiliated Company):

(i)    enter into, engage in, promote, assist (financially or otherwise), or consult with any Person, business, enterprise or activity which competes, or would compete, with the Related Company Business anywhere in the United States;

(ii)    solicit (or attempt to solicit) business patronage from or call on, or conduct business with, render services to, or accept money from, any vendors or any clients of any Buyer Affiliated Company or any Qualified Prospective Client anywhere in the United States, or interfere (or attempt to interfere) with any relationship of any Buyer Affiliated Company with any vendor or client or any Qualified Prospective Client; provided, however, this provision shall not preclude Seller and the Owners from soliciting business patronage, calling on or conducting business with, rendering services to or accepting money from any vendor or client of any Buyer Affiliated Company or Qualified Prospective Client, or going to work for any such entity, as long as such solicitation or employment is unrelated to any activity which competes with, or would compete with, any relationship with any Buyer Affiliated Company and does not otherwise violate Section 6.4(b)(i).

(iii)    induce (or attempt to induce) or encourage any employee, officer, director, member, manager, partner, shareholder, sales representative, agent, vendor, or independent contractor of any Buyer Affiliated Company to terminate its relationship with such Buyer Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Buyer Affiliated Company’s relationships with its employees, officers, directors, members, managers, partners, shareholders, sales representatives, agents, vendors, independent contractors, or others;

(iv)    employ or engage any Person who, at any time within the twelve-month period immediately preceding such employment or engagement, was an employee, officer, director, partner, manager, member, shareholder, sales representative, agent, vendor, or independent contractor of any Buyer Affiliated

Company with whom such party had material contact or about whom such party learned Confidential Information in the course of such party’s affiliation with any Buyer Affiliated Company; or

(v)    take any other action that would impair the value of the Business or the assets of any Buyer Affiliated Company, including any action that would tend to disparage or diminish the reputation of any Buyer Affiliated Company.

(c)    If Seller or any Owner violates the provisions of this Section 6.4 (the “Breaching Party”) and, as a result thereof, a client of any Buyer Affiliated Company, including any Person who is a referral source from whom a Buyer Affiliated Company receives business (each, a “Client”) ceases to be a Client of such Buyer Affiliated Company, in addition to any other legal or equitable remedy available to such Buyer Affiliated Company, under this Agreement or otherwise, such Breaching Party shall pay to Buyer or its designee as liquidated damages and not as a penalty a cash amount equal to the greater of (i) 100% of the gross revenues, commissions, payments and fees relating to work performed for or products sold to such Client earned (whether or not collected as of the end of the period specified in this subsection (i)) by Seller, any Owner or such Buyer Affiliated Company during the 24-month period preceding the date such Client ceases to be a customer of such Buyer Affiliated Company, or (ii) 100% of the gross revenues, commissions, payments and fees relating to work performed for or products sold to such Client earned (whether or not collected as of the end of the period specified in this subsection (ii)) by Seller, any Owner (or any family member of any Owner), or by a Person to which Seller or any Owner (or a family member of any Owner) renders services or that is owned, in whole or in part, by Seller or any Owner (or any family member of any Owner) during the 24-month period following the date such Client ceases to be a Client of the Buyer Affiliated Company.

(d)    Each party acknowledges and agrees that (i) the provisions of this Section 6.4 are fundamental and essential for the protection of the other parties’ legitimate business and proprietary interests, including goodwill, and (ii) such provisions are reasonable and appropriate in all respects. Each party further acknowledges that the provisions of this Section 6.4, and the rights of the other parties hereunder, are critical to the other parties and, but for such provisions, they would not have entered into, or paid the consideration under, this Agreement.

(e)    Each party acknowledges and agrees that (i) it, he or she has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the covenants contained in this Section 6.4 are reasonable in geographical and temporal scope and in all other respects. If any of the covenants contained in this Section 6.4, or any part thereof, is held to be unenforceable because of the duration or geographical scope of such provision, the parties agree that the court making such determination shall have the power to reduce the duration or scope of such provision, as the case may be, or delete specific words or phrases, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(f)    Seller and each Owner acknowledge and agree that any portion of the Purchase Price allocated to the covenants contained in this Section 6.4 pursuant to Section 2.4 does not in any way reflect, nor is in any way intended to reflect, (i) the value of the overall legal consideration being given to Seller and each Owner for such covenants, or (ii) the amount of monetary damages that would adequately compensate Buyer for any violation or attempted violation of any of Seller’s or any Owner’s obligations under this Section 6.4. Accordingly, Seller and each Owner hereby agree to not assert the foregoing as a defense to any such violation or attempted violation nor assert any of the foregoing as relevant to determining adequacy of consideration or monetary damages for any such violation or attempted violation. Each party acknowledges and agrees that the consummation of the transactions contemplated by this Agreement by the other parties under this Agreement shall be valid and adequate consideration for the covenants set forth in this Section 6.4. Accordingly, each party hereby waives, to the greatest extent permissible by law, inadequacy of consideration as a defense to any violation or attempted violation of any of the other parties’ obligations under this Section 6.4.

(g)    Each party acknowledges and agrees that the other parties’ remedies at law for any violation or attempted violation of any of such party’s obligations under Sections 6.3 and 6.4 would be inadequate, and agree that in the event of any such violation or attempted violation, such other parties shall each be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies that may be available to such other parties from time to time.

Section 6.5    Errors and Omissions, Employment Practices Liability and Cyber Tail Insurance. Seller, at its sole cost and expense, will obtain as of the date on which the Closing Date Payment is received and shall maintain errors and omissions and cyber insurance tail insurance coverage for a term that ends no earlier than the third anniversary of the Effective Date. All such policies shall be written by an insurance company reasonably acceptable to Buyer and in such amounts and under such terms and conditions reasonably satisfactory to Buyer. Seller shall deliver copies of all such policies to Buyer. Seller shall be responsible for all premiums and other costs and expenses to obtain the tail policies described in this Section. Seller shall be added as a named insured on the MHM errors and omissions policy as of the Closing Date and shall be added as a named insured on the CBIZ cyber insurance policy as of the Effective Date, copies of which shall be delivered to Seller.

Section 6.6    Maintain Existence; Change of Name. Until the date that is no less than three hundred sixty-five (365) days after the date on which the last payment obligation under Article 2 has been paid, Seller shall maintain, and the applicable Owners shall cause Seller to maintain, its existence as a limited liability partnership in good standing under the laws of the State of New York. Within fifteen days after the Completion Date (as defined in the MHM Purchase Agreement), Seller shall (a) change its company name to one acceptable to Buyer and which is not the same as or similar to its present company name or any other trademark or trade style or name now used by Seller, and (b) have delivered to Buyer, in form suitable for filing, such certificates, consents and other documents as are necessary or desirable to effect the transfer of the registration of any name conveyed to Buyer pursuant to this Agreement in the State of New York and in each other state where Seller is qualified to do business or has registered any such name under a “trade name” or “fictitious name” statute or similar law or has taken any other action in order to obtain or protect rights in such name. Seller and each Owner shall grant any consents and take any other and future action, all at its own expense, requested by Buyer, to enable Buyer to use, reserve or register any such name for the exclusive use of Buyer. From and after the Closing Date, Seller and the Excluded Entities shall discontinue all use of the name “Marks Paneth”, “MP” and any similar names other than as required by Seller to complete the Existing Engagements as set forth in the Administrative Services Agreement in accordance with past practice of Seller.

Section 6.7    Employees; Seller Employee Plans; Retiree Benefits.

(a)    Upon the Closing and effective as of the day immediately preceding the Effective Date, Seller will terminate the employment of all its employees at Seller’s cost, and Seller shall be responsible for making all severance payments to such employees in respect of such terminations. Seller shall be solely responsible for compliance with the Workers Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et seq. as it relates to any employment loss up to Closing. Buyer shall not assume or have any obligations or liabilities with respect to such employees or terminations.

(b)    Buyer shall be responsible for any obligations arising under COBRA and any ~~s~~imilar applicable Law on or after the Effective Date with respect to the Transferred Employees and with respect to the individuals who become “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9) with respect to the transactions contemplated pursuant to this Agreement. Seller shall be responsible for any obligations arising under COBRA or any similar applicable Law under the Employee Plans with respect to any individuals who are neither Transferred Employees nor such M&A qualified beneficiaries.

(c)    Buyer (or a Buyer Affiliated Company) shall offer employment on an at-will basis, effective as of 12:01 a.m. on the Effective Date, to those employees of Seller set forth on Schedule 6.7(c) with each such offer providing for base compensation that is no less favorable than that provided to such employees as set forth on Schedule 4.15, except as the parties may agree with respect to the compensation of the Owners, contract partners and contract principals who join Buyer as Managing Directors, provided that Buyer may condition any such employment upon such employees entering into confidentiality/non-solicitation/non-acceptance agreements that are consistent with CBIZ’s standards. For avoidance of doubt, each of the Owners, contract partners and contract principals of Seller who join Buyer at Closing will be engaged by Buyer as a “Managing Director” or “Director” in title; provided, however, that the parties acknowledge and agree that the terms of employment of such individuals by Buyer, including the compensation and benefits amounts and structure, may vary among such individuals, including based upon whether such individual was an Owner, on the one hand, or a contract partner or contract principal of Seller, on the other hand, prior to such engagement by Buyer. To the extent permitted by applicable Law, Seller shall promptly furnish to Buyer all information relating to each Business Employee as Buyer may reasonably require in connection with its (or any Buyer Affiliated Company’s) potential employment or employment of such persons. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting if requested by Buyer. In no event shall Buyer (or such Buyer Affiliated Company) be considered a successor employer. Business Employees who accept such offers and commence employment with Buyer are referred to herein as the “Transferred Employees,” provided that Buyer (or the applicable Buyer Affiliated Company) shall not assume responsibility for any such employee until such employee commences employment with such Buyer Affiliated Company. Seller hereby consents to the hiring of the Transferred Employees by Buyer and waives, with respect to the employment of such Transferred Employees, any claims or rights Seller may have against Buyer or any such Transferred Employees under any noncompetition, confidentiality or employment agreement or otherwise as a result of such employment or engagement. Buyer will use commercially reasonable efforts to recognize the prior service with Seller of each Transferred Employee for purposes of eligibility to participate, vesting and determination of level of benefits with respect to Buyer’s 401(k) Plan and determining vacation time, sick time and other time-off benefits under Buyer’s paid time-off policies (but not to the extent that such recognition would result in duplication of benefits).

(d)    Except for any Employee Plans related to the Retiree Obligations, Seller and Owners shall cause all Employee Plans and Benefit Arrangements of Seller to be terminated effective as of the day immediately prior to the Effective Date and provide Buyer with evidence of such termination in the ordinary course of business after the Closing.

(e)    Except for the Assumed Bonuses included in the Assumed Liabilities, Seller shall be responsible for the payment of (i) all salaries, wages, benefits, bonuses, commissions, overtime, sick and personal days, accrued vacations, severance pay, pension or profit sharing benefits, and all other amounts owing to Owners and the other current and former partners, members, officers, managers, directors or employees of Seller through the day immediately preceding the Effective Date, together with all amounts due for payroll, employment, social security and other Taxes in respect thereto, and (ii) all amounts and other benefits payable at any time, whether before, as of or after the Effective Date, pursuant to any Employee Plan or Benefit Arrangement, including any Closing Bonuses. Each Owner hereby releases Buyer from any liability with respect to any such amounts. Seller shall pay directly to each of its employees and former employees that portion of all benefits (including pursuant to the Employee Plans and Benefit Arrangements) that has been accrued on behalf of and is payable to that employee or former employee (or is attributable to expenses properly incurred by that employee or former employee) as of the Effective Date or promptly thereafter as possible, and neither Buyer nor any Buyer Affiliated Company shall assume any liability therefor. Neither Buyer nor any Buyer Affiliated Company shall be liable for any claim for medical, dental, life insurance, health, accident or disability, reimbursement or any other benefits payable by reason of any event that occurs prior to the Effective Date other than to the extent that such claim is covered, after Closing, under a Buyer Affiliated Company’s group insurance plan. On or prior to the Effective Date, or as promptly thereafter as possible, Seller shall pay all accrued and earned bonuses that it owes or will owe to any of its current or former employees on the Effective Date, and neither Buyer nor any Buyer Affiliated Company shall assume any liability thereof. As of the Effective Date, Buyer shall cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in each of Buyer’s employee benefit plans, to the extent, in each case, that coverage under such Buyer employee benefit plan replaces coverage under a comparable Employee Plan in which such Transferred Employee participated.

(f)    Intentionally Omitted.

(g)    Intentionally Omitted.

(h)    Schedule 6.7(h), which Schedule has been separately delivered from Seller to Buyer, contains a list of each retired partner of Seller that is or may be owed post-retirement obligations (each, a “Retired Partner”). For the sake of clarity, the term Retired Partner also includes all Business Employees not yet actually retired but who will be entitled or owed post-retirement payments or benefits in the future (and specifically includes “Non-Equity Partners”, “Directors” and “Consultants” who have ad hoc agreements with Seller to provide post-retirement benefits or payments now or in the future, all as defined under such agreements). Schedule 6.7(h) also describes Seller’s liabilities and obligations owed to each Retired Partner as of the Effective Date or thereafter, as described, or defined, in and under the Partnership Agreement or any other agreement with any current or former partner, consultant, member, director or seller of any services or client base to Seller, except to the extent that such liabilities and obligations are based upon revenue from clients, in which case such liabilities and obligations are based on Seller’s reasonable good faith estimate (collectively, the “Retiree Obligations”). Neither Buyer nor any Buyer Affiliated Company is assuming or shall be liable for any claim of any such Retired Partner for Retiree Obligations or any other liabilities or obligations of Seller to any such Retired Partner (including with respect to post-closing medical coverage).

(i)    Buyer agrees to provide the Seller Representative, at reasonable times during normal business hours, with reasonable advance notice and in a manner so as not to interfere unreasonably with the normal business operations of Buyer and its Affiliates, reasonable access to those client files of Buyer that relate to Buyer’s collections of accounts receivable from the clients transitioned to Buyer to the extent reasonably necessary for Seller to calculate any amounts of the practice purchase payments included among the Retiree Obligations that Seller is obligated to pay to Retired Partners under practice combination or similar agreements entered into by Seller prior to the Closing. Seller and the Seller Representative acknowledge and agree that any such information provided to Seller or the Seller Representative shall constitute Confidential Information; provided, however, Seller and the Seller Representative are authorized to provide such information to the Retired Partners as is necessary or required for Seller to comply with any requirements under practice combination or similar agreements.

(ii)    At Closing, a portion of the Closing Date Payment equal to the Escrow Amount shall be deposited by Buyer into the Escrow Account. The Escrow Account will be established pursuant to the Escrow Agreement with the Escrow

Agent and the Escrow Amount will be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement. Seller will directly pay the Retiree Obligations; provided, however, if Seller shall fail to pay any Retiree Obligation when due and owing and CBIZ or Buyer receives written notice of a Third Party Claim pursuant to Section 8.2(b), the Third Party Claim shall be resolved subject to the provisions of Article 8 hereof.

(iii)    At any time following the payment by Seller of any Retiree Obligations (but no more than two times during each calendar month), Seller may submit to Buyer a joint written instruction to be executed and delivered to the Escrow Agent by Seller and Buyer (each, a “JWI”) setting forth the amount to be disbursed from the Escrow Account, which amount shall be the total amount of Retiree Obligations paid by Seller for which Seller has not been previously reimbursed. Such JWI shall be accompanied by the following (each, the “Certification and Confirmation Materials”): (A) a certification from the MP Representative certifying to Buyer that (1) the amount set forth in the JWI represents amounts actually paid to Retired Partners in respect of Retiree Obligations for which Seller has not previously been reimbursed and (2) there are no outstanding amounts due and owing to any Retired Partner in respect of Retiree Obligations for any period prior to the date for which the JWI is being delivered (other than amounts that are being disputed in good faith by Seller or amounts Seller has not paid because a Retired Partner is in default of his or her restrictive covenant or other obligations to Seller), and (B) evidence reasonably satisfactory to Buyer of payment of the Retiree Obligations for which Seller is seeking reimbursement pursuant to the JWI. Within three (3) business days following Buyer’s receipt of the JWI and Certification and Confirmation Materials reasonably acceptable to Buyer, Buyer shall approve, sign and deliver the JWI so that Seller can obtain the requested reimbursement from the Escrow Account.

(iv)    At any time at which Seller determines to satisfy its Retiree Obligations to any one or more of the Retired Partners in full, Seller may submit to Buyer a JWI setting forth the amount to be disbursed from the Escrow Account in satisfaction of the Retiree Obligations due and owing to such Retired Partner or Retired Partners. The Certification and Confirmation Materials to accompany such JWI shall include: (A) a certification from the MP Representative certifying to Buyer that (1) the amount set forth in the JWI represents the total amount that the named Retired Partners are owed from Seller in respect of Retiree Obligations for which Seller has not previously been reimbursed and (2) there are no outstanding amounts due and owing to any Retired Partner in respect of Retiree Obligations for any period prior to the date for which the JWI is being delivered (other than amounts that are being disputed in good faith by Seller or amounts Seller has not paid because a Retired Partner is in default of his or her restrictive covenant or other obligations to Seller), (B) if available, copies of any executed written agreements between the Seller and any Retired Partners with respect to the payment in full of the Retiree Obligations due to such Retired Partners and (C) such other documents as may be reasonably requested by Buyer (including any resolution or other plan termination document). Within three (3) business days following Buyer’s receipt of the JWI and Certification and Confirmation Materials reasonably acceptable to Buyer, Buyer shall approve, sign and deliver the JWI so that Seller can obtain the requested disbursement from the Escrow Account. After receipt of the disbursement from the Escrow Account, Seller shall provide Buyer with evidence reasonably satisfactory to Buyer of payment to the Retired Partners of the amounts disbursed pursuant to the JWI. Seller shall use commercially reasonable efforts to obtain a general release of liability from each Retired Partner who receives a full payment of his or her Retiree Obligations in connection with the payment of such Retiree Obligations to such Retired Partner.

(v)    If Seller fails to deliver a JWI or to provide reasonably acceptable Certification and Confirmation Materials for any JWI, Buyer shall be under no obligation to authorize the release of any funds from the Escrow Account until the applicable JWI and related Certification and Confirmation Materials are provided to Buyer. Any amount deposited into the Escrow Account (other than interest earned on any funds in the Escrow Account) shall be used and disbursed only to satisfy Retiree Obligations until the Retiree Obligations are satisfied in full, and for no other purpose. After all Retiree Obligations are satisfied in full and no Third Party Claim is then pending against Buyer or any Buyer Affiliated Company in respect of any Retiree Obligations or if Buyer and Seller otherwise mutually agree, Seller and Buyer shall deliver a joint written instruction to the Escrow Agent authorizing the release of any remaining funds to Seller. Any funds that are not distributed after all Retiree Obligations are satisfied in full because there are Third Party Claims then pending against Buyer or any Buyer Affiliated Company in respect of any Retiree Obligations shall be used to satisfy any Damages resulting from such Third Party Claims; provided, however, after all such Third Party Claims are resolved, Sell and Buyer shall deliver a joint written instruction to the Escrow Agent authorizing the release of any remaining funds to the Seller.

(vi)    From time to time, at the request of Buyer, but no more often than annually, Seller shall permit Buyer or its representatives access to Seller’s books, records and accounts to the extent related to Seller’s obligations in respect of the Retiree Obligations or payments made in respect thereof.

(vii)    Buyer shall pay all costs and expenses of the Escrow Agent. Seller shall be entitled to all interest earned on any monies in the Escrow Account. From time to time (but no more often than once per calendar month), at the request of Seller, Seller and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Seller any interest earned on the monies in the Escrow Account.

(i)    No provision of this Section 6.7 shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any other Person, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any Employee

Plan or Benefit Arrangement, or any employee benefit plan, policy or arrangement sponsored or maintained by Buyer or any Buyer Affiliated Company.

Section 6.8    Forwarding of Funds. After the Closing, if any payment is received by Seller, any Excluded Entity or an Owner on or with respect to any Acquired Receivables or other Acquired Asset, or any payment is received by Seller, any Excluded Entity or an Owner attributable to periods from and after the Effective Date, Seller or such Owner immediately shall account for and pay over such payment to Buyer. The parties agree to reasonably cooperate and work in good faith with respect to identification and remission of any such funds. Without limiting the generality of the foregoing, if Seller, any Excluded Entity or any Owner receives any revenue from a client of the Business that is attributable to services performed after Closing, Seller or such Owner shall promptly remit such revenue to Buyer as directed by Buyer.

Section 6.9    Input of Data into and Salesforce. After the Closing, the parties shall work together to input all client data into the CBIZ Salesforce database so that all of such data is input no later than 90 days after the Closing Date. Seller and Owners shall, and shall use commercially reasonable efforts to cause the former employees of Seller who are employed by Buyer to, use the CBIZ Salesforce database on an ongoing basis after the Closing Date for the purpose of client identification and acceptance, and for the purposes of conflict checking and independence checking purposes required for compliance with applicable professional standards issued by the Public Company Accounting Oversight Board, the United States Government Accountability Office, the United States Department of Labor, the American Institute of Certified Public Accountants, or by applicable state accountancy regulatory authority.

Section 6.10    Client Acceptance and Retention Procedures. After the Closing, Seller and Owners shall, and shall use commercially reasonable efforts to cause the former employees of Seller who are employed by Buyer (or a Buyer Affiliated Company) to, comply with Buyer’s or any Buyer Affiliated Company’s client acceptance and retention procedures

Section 6.11    Seller Website. Within ninety (90) days after the Closing Date, Seller and Owners shall (and shall cause the former employees of Seller who are employed by Buyer or a Buyer Affiliated Company to) take such commercially reasonable actions as are requested by Buyer to transfer Seller’s website to Buyer.

Section 6.12    Conduct of Business. During the period from the date of this Agreement to the Closing, Seller shall: (a) conduct the Business operations only in the ordinary course of business, except as expressly contemplated by this Agreement; and (b) use all reasonable efforts to (i) maintain and preserve the business organization of the Business and its material rights with respect to the Business, (ii) retain the services of its partners (including the Owners, contract partners and contract principals), directors, officers and employees engaged in the Business, except for any separations that occur in the ordinary course of business or as agreed to by Seller and Buyer, (iii) maintain relationships with customers and suppliers of the Business and other relationships material to the Business, and (iv) maintain all of its operating assets used in the Business in their current condition (normal wear and tear excepted), all for the purpose of maintaining, and avoiding any material impairment of, the goodwill and ongoing business of the Business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, Seller shall not, without the prior written consent of Buyer, take any action that would cause any of the changes, events or conditions described in Section 4.6 to occur. Prior to the Closing, Seller agrees to promptly notify Buyer of any event, circumstance or other instance that results or may reasonably be expected to result in a breach of any of the representations or warranties of Seller in Article 4 hereof.

Section 6.13    Intentionally Omitted.

Section 6.14    Intentionally Omitted.

Section 6.15    Agreement Relating to Trustee/Executor Fees. CBIZ and Buyer acknowledge that Seller currently permits each Owner, contract partner and contract principal to act as a trustee or executor of trusts and estates while they are equity owners, contract partners or contract principals of Seller and, in connection therewith, to retain one-third (33.33%) of any trustee or executor fee (the “Trustee Fees” and such retained portion thereof, the “Retained Trustee Fees”) paid in connection with such services with the balance of such fees currently being paid to Seller (such balance, the “Remaining Trustee Fees”). The forgoing policy is referred to herein as the “Trustee Fee Policy”). Schedule 6.15 attached hereto sets forth (i) a list of each Owner, contract partner and contract principal who is currently named as a trustee or executor of a trust or estate (each, an “Existing Active Trustee”) and identifies each such trust and estate (an “Existing Active Trust/Estate”) for which each such Existing Trustee is currently named and (ii) a list of each Owner, contract partner and contract principal who has been named as a trustee or executor of a trust or estate in the future (each, an “Existing Inactive Trustee” ; each Existing Active Trustee and Existing Inactive Trustee, an “Existing Trustee”) and identifies each such trust and estate (an “Existing Inactive Trust/Estate”; each Existing Active Trust/Estate and Existing Inactive Trust/Estate, an “Existing Trust/Estate”) for which each such Existing Inactive Trustee has been so named. CBIZ and Buyer agree that (A) Schedule 6.15 may be updated on the day immediately preceding the Closing Date, (B) the Trustee Fees may be subject to modification at any time in the future by the Existing Trust/Estate in accordance with the terms of any Existing Trust/Estate and shall be collected in accordance with the ability the Existing Trust/Estate to pay such fees as and when they are due and payable, and (iii) following Closing, Buyer will (and will cause each Buyer Affiliated Company that employs any Transferred Employees to) maintain the Trustee Fee Policy that relates to each Existing Trust/Estate solely as it relates to each Existing Trustee and Existing Trust/Estate set forth on Schedule 6.15, provided, however, that the Remaining Trustee Fees payable to an Existing Trustee following the Closing shall be paid to Buyer as and when collected from the Existing Trust/Estate. For avoidance of doubt, the Trustee Fee Policy shall only apply to fees generated by an Existing Trustee in his or her capacity as a trustee or executor of an Existing Trust/Estate and shall not apply to any other fees for services provided by such Existing Trustee, Buyer or any Buyer Affiliated Company to or in connection with the applicable Existing Trust/Estate (or any other trust or estate). Upon termination of an Existing Trustee’s employment with Buyer or any Buyer Affiliated Company, then 100% of all Trustee Fees with respect to any Existing Trust/Estate shall be retained by the applicable Existing Trustee subject to such Existing Trustee’s assumption of all obligations to perform the trustee and executor services relating thereto; provided, that such Existing Trustee shall use commercially reasonable efforts to ensure that Buyer or a Buyer Affiliated Company performs all other ancillary services for the applicable Existing Trust/Estate that it is qualified to perform. The provisions of this Section 6.15 and the performance of trustee and executor services by any Existing Trustee with respect to any Existing

Trust/Estate as contemplated by this Section 6.15 shall not be a breach of any restrictive covenants set forth in this Agreement or any other agreement between such Existing Trustee and Buyer or any Buyer Affiliated Company.

Section 6.16    Letters of Credit with Respect to Certain Leased Facilities. In connection with the assignment to and assumption by Buyer of certain of the Leased Facilities identified on Schedule 4.7, Buyer and CBIZ shall use commercially reasonable efforts to cause replacement letters of credit or cash security deposits to be tendered to the landlords of such Leased Facilities in the amounts set forth on Schedule 4.7 within fifteen (15) business days after Closing so as to cause each such landlord to release the Letter of Credit that is in the possession of such landlord. Promptly upon return of the Letters of Credit to the Bank, Seller shall use commercially reasonable efforts to cause the Bank to file UCC-3 termination statements in respect of the LOC UCC Financing Statements to terminate and release all of its Liens on the assets of Seller described in the LOC UCC Financing Statements.

Section 6.17    Intentionally Omitted.

Section 6.18     Post Closing Financial Statement. Within thirty (30) days after the Effective Date, Seller shall furnished to Buyer (a) the balance sheet of Seller as of December 31, 2021, and the related income statements for the year then ended (collectively, the “December Financial Statements”). The December Financial Statements (i) will be prepared from and will be in accordance with the books and records of Seller, (ii) will be prepared by Seller in conformity with and determined in accordance with GAAP, (iii) will be true and correct in all material respects and (iv) shall fairly present the financial condition and results of operations of Seller as of the date stated and the results of operations of Seller for the period then ended.

ARTICLE 7

CONDITIONS; TERMINATION

Section 7.1    Mutual Conditions. The obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to fulfillment of all of the following conditions:

(a)    No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency that would prevent the transactions contemplated by this Agreement.

(b)    Any governmental or other approvals or reviews of this Agreement or the transactions contemplated by this Agreement (including pursuant to the HSR Act) required under any applicable laws, statutes, orders, rules, regulations, or policies, or any guidelines promulgated thereunder (including all waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act), shall have been received, expired or terminated.

Section 7.2    Conditions to Obligations of Seller and Owners. The obligations of Seller and the Owners to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by the Seller Representative in writing:

(a)    Each representation and warranty of Buyer and CBIZ set forth in Article 5 of this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date; except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date, and (ii) representations and warranties qualified by concepts of materiality shall be true and correct in all respects.

(b)    Buyer and CBIZ shall have performed and observed in all material respects all obligations and conditions to be performed or observed by them under this Agreement at or prior to the Closing.

(c)    Buyer and CBIZ shall have furnished the Seller Representative with a certificate dated as of the Closing Date signed on their behalf by authorized officers to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)    Since the date of this Agreement, there shall not have been any change in the assets, liabilities, business, prospects, results of operations or financial condition of Buyer and CBIZ that has or could be reasonably expected to have a material adverse effect on the ability of Buyer and CBIZ to consummate the transactions contemplated by this Agreement.

Section 7.3    Conditions to Obligations of Buyer. The obligations of Buyer and CBIZ to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Buyer in writing:

(a)    Each representation and warranty of Seller and each Owner set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date; except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date, and (ii) representations and warranties qualified by concepts of materiality shall be true and correct in all respects.

(b)    Seller and each Owner shall have performed and observed in all material respects all obligations and conditions to be performed or observed by them under this Agreement at or prior to the Closing, including the delivery of the items set forth in Section 3.2 hereof.

(c)    The Seller Representative shall have furnished Buyer with a certificate, on behalf of Seller and each Owner, dated as of the Closing Date, signed by the Seller Representative to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d)    Since the date of this Agreement, there shall not have been any change in the assets, liabilities, business, prospects, results of operations or financial condition of Seller that has or could be reasonably expected to have a material adverse effect on the Business.

(e)    Seller shall have obtained and delivered to Buyer all consents set forth on Schedule 7.3(e).

(f)    Buyer (i) shall have completed, to its satisfaction, all due diligence with respect to the Business and Seller in scope and determination reasonably satisfactory to Buyer in its sole discretion and (ii) is reasonably satisfied with any updates to any schedules to this Agreement or any Seller Related Agreements.

Section 7.4    Termination.

(a)    This Agreement may be terminated at any time prior to the Closing:

(i)    by mutual consent of Buyer and the Seller Representative;

(ii)    by either Buyer or Seller, if any permanent injunction or other order of a court or other competent governmental authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable;

(iii)    by Buyer if Seller or any Owner remains in breach of any representation or warranty contained herein for ten (10) days after the date on which Buyer has notified Seller in writing of such breach;

(iv)    by Seller if Buyer remains in breach of any representation or warranty contained herein for ten (10) days after the date on which Seller has notified Buyer in writing of such breach;

(v)    by Buyer if any obligation, term or condition to be performed, kept or observed by Seller or any Owner has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and such failure continues for ten (10) days after the date on which Buyer has notified Seller in writing of such failure;

(vi)    by Seller if any obligation, term or condition to be performed, kept or observed by Buyer has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and such failure continues for ten (10) days after the date on which Seller has notified Buyer in writing of such failure;

(vii)    by either Buyer or Seller, if the Closing shall not have occurred on or before the day that is ninety (90) days after the date hereof (provided that the right to terminate this Agreement under this Section 7.4(a)(vii) shall not be available to any party whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

(b)    In the event of the termination of this Agreement pursuant to this Section 7.4, this Agreement, except for the provisions of this Section 7.4, Section 9.8 (Governing Law), and Section 9.10 (Public Announcements), shall become void and have no effect, without any liability on the part of any party or its respective directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.4(b) shall relieve any party of any liability for a breach of any provision of this Agreement prior to the date of such termination.

ARTICLE 8

INDEMNIFICATION

Section 8.1    Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements of the parties contained in this Agreement and in the Seller Related Agreements and Buyer Related Agreements shall survive the execution, delivery and performance of this Agreement. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive until the date that is 24 months after the Closing Date, except that (a) the representations and warranties in Section 4.1 (Organization and Standing), Section 4.2 (Seller Ownership; Power and Authority; Subsidiaries), the first sentence of Section 4.7 (Acquired Assets), the first sentence of Section 4.8(a) (Intellectual Property; Data Privacy and Security; IT Systems), Section 4.18 (Brokers; Finders), Section 5.1 (Power and Authority) and Section 5.5 (Brokers; Finders) (collectively, the “Fundamental Representations”) shall survive indefinitely, and (b) the representations and warranties in Section 4.13 (Taxes) and Section 4.14 (Employee Benefits) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.2    Indemnification by Seller and Owners. Seller and each Owner, jointly and severally, shall defend, indemnify and hold Buyer, MHM and any Buyer Affiliated Company (including CBIZ) and each of their respective directors, officers, members, shareholders, employees, agents, representatives, successors and assigns (each, a “Buyer Indemnified Party”) harmless from and against any and all losses, liabilities, damages, demands, claims, suits, actions, causes of action, judgments, assessments, costs and expenses, including interest, penalties, reasonable attorneys’ fees, any and all expenses incurred in investigating, preparing for or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of, arising from or relating directly or indirectly to any of the following:

(a)    any inaccuracy or breach (or alleged inaccuracy or breach) of any representation or warranty made by Seller or any Owner in this Agreement or any Seller Related Agreement as of the Effective Date or as of the Closing Date (each, a “Seller Misrepresentation”);

(b)    any breach or nonfulfillment (or alleged breach or nonfulfillment) of any covenants or agreements made by Seller or any Owner in this Agreement or the Seller Related Agreements;

(c)    failure to obtain the consent of a party whose consent is required for the assignment of any Acquired Asset, except to the extent (i) such consent is listed on Schedule 4.3 and (ii) Seller and Owners have used commercially reasonable efforts to perform their obligations under Section 1.4 and Section 6.1(c) with respect to such consent;

(d)    the allocation of the Purchase Price, and distributions thereof, among Seller and Owners;

(e)    any Retained Liability (including any Retiree Obligation) or Excluded Asset;

(f)    any actual or reasonably suspected Security Breach resulting from or related to the period prior to the Closing Date;

(g)    any liabilities related to or arising from the Excluded Entities or the operation of the business of the Excluded Entities, whether prior to or after Closing; or

(h)    any liabilities or other obligations described on or otherwise related to the matters set forth on Schedule 8.2(h).

Buyer shall be deemed to have suffered Damages with respect to an indemnifiable claim if the same shall be suffered by any parent, subsidiary or other Affiliate of Buyer after the Closing. Subject to Section 8.5, each Buyer Indemnified Party shall have the right to offset any amounts owed or claimed to be owed to it hereunder as a result of indemnity or otherwise against amounts that Buyer or any other Buyer Affiliated Company may owe to Seller or any Owner pursuant to this Agreement or otherwise; provided, however, that Buyer shall provide the Seller Representative with written notice of the reason for the offset, the amount thereof and the agreement between the Buyer Affiliated Company and Seller or any Owner (or the plan or program of any Buyer Affiliated Company, as the case may be) under which the offset is being taken, which written notice shall not limit the rights of the Buyer Indemnified Parties under this Agreement or otherwise.

Section 8.3    Indemnification by Buyer and CBIZ. CBIZ and Buyer, jointly and severally, shall defend, indemnify and hold Seller, Owners and their respective directors, officers, members, employees, agents, representatives, successors and assigns (each, a “Seller Indemnified Party”) harmless from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of, arising from or relating directly or indirectly to any of the following:

(a)    any inaccuracy or breach in (or alleged inaccuracy or breach) of any representation or warranty made by Buyer or CBIZ in this Agreement or the Buyer Related Agreements as of the Effective Date or as of the Closing Date (each, a “Buyer Misrepresentation”);

(b)    any breach or nonfulfillment (or alleged breach or nonfulfillment) of any of the covenants or agreements made by Buyer or CBIZ in this Agreement or the Buyer Related Agreements; or

(c)    any Assumed Liability.

Section 8.4    Effect of Investigation. The representations, warranties and covenants of Seller and Owners, and the Buyer Indemnified Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer Indemnified Party (including by any of its representatives) or by reason of the fact that Buyer Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The representations, warranties and covenants of CBIZ and Buyer, and the Seller Indemnified Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Seller Indemnified Party (including by any of its representatives) or by reason of the fact that Seller Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.5    Certain Additional Items.

(a)    For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty and the amount of Damages relating to or arising from any such inaccuracy or breach shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b)    To the extent that an indemnifiable claim may be brought by a Buyer Indemnified Party on the basis of a Seller Misrepresentation and on any other basis pursuant to Section 8.2, then such indemnifiable claim shall be brought on such basis as elected by the Buyer Indemnified Party. To the extent that an indemnifiable claim may be brought by a Seller Indemnified Party on the basis of a Buyer Misrepresentation and on any other basis pursuant to Section 8.3, then such indemnifiable claim shall be brought on such basis as elected by the Seller Indemnified Party.

(c)    No Indemnifying Party shall be liable to any Indemnified Party for indemnification pursuant to Section 8.2(a) or 8.3(a), as the case may be, until the aggregate amount of all Damages pursuant to indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, when added to the aggregate amount of indemnifiable claims under the MHM Purchase Agreement to which the Threshold under that agreement applies, exceeds $300,000 (the “Threshold”), in which case the Indemnified Party shall be entitled to indemnification hereunder for Damages for that amount that exceeds the Threshold. The aggregate amount of all Damages for which the Seller Indemnifying Parties shall be liable pursuant to Section 8.2(a) shall not exceed the sum of thirty-five percent (35%) of the aggregate Purchase Price paid under this Agreement and under the MHM Purchase Agreement (the “Cap”). The aggregate amount of all Damages for which the Buyer Indemnifying Party shall be liable pursuant to Section 8.3(a) shall not exceed the Cap. Notwithstanding the preceding provisions of this Section 8.5(c), neither the Threshold nor the Cap shall apply to claims based on fraud or any Seller Misrepresentation or Buyer Misrepresentation, as the case may be, of any Fundamental Representations. In all events, other than fraud, the liability of any Owner for any indemnification claim shall be limited to the aggregate amount of the proceeds of the Purchase Price allocated to such Owner pursuant to the Purchase Price Allocation Schedule referred to in Section 2.1.

(d)    For purposes of calculating Damages to which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Article 8, such Damages shall be reduced by (i) the amount of any actual recovery received from a third party insurance company under the insurance policies referenced in Section 6.5, net of any reasonable costs of recovery or premium increases incurred in connection therewith and (ii) the net amount of any income tax benefit actually realized by the Buyer Indemnified Parties in or with respect to the taxable year of such Damages as a result of the incurrence or payment of such Damages, calculated on a with and without basis.

(e)    Notwithstanding anything contained in this Agreement to the contrary, in the event that a indemnifiable claim of any Buyer Indemnified Party relates to a Seller Misrepresentation under Section 4.21, or a breach or nonfulfillment of any of the covenants or agreements contained in Sections 6.3 or 6.4, in each case by a particular Owner (the “Breaching Owner”), the Buyer Indemnified Parties may only seek indemnification in respect of such indemnifiable claim (an “Individual Claim”) from, and may only recover in respect of such Individual Claim from, the Breaching Owner, and neither Seller nor any other Owner shall have any responsibility or be obligated to indemnify any Buyer Indemnified Party therefor.

(f)    Subject to the Threshold under this Agreement, if applicable, any claim for indemnification by any Buyer Indemnified Party hereunder shall be satisfied in the following order: (i) first, from the Holdback Amount; provided that the Buyer has delivered to Seller written notice of the description of the Damages and the amount of the Holdback Amount that will be applied to such Damages, (ii) second, by offset against any amounts that Buyer or any other Buyer Affiliated Company may owe to Seller or any Owner and (iii) third, after all of the Holdback Amount has been disbursed in satisfaction of Damages or released to Seller and no amounts are available to Buyer at the time of the indemnification claim to offset pursuant to clause (ii), then by the Seller and the Owners in accordance with the terms of this Agreement. On the last day of the month that is eighteen (18) months after the Closing Date, Buyer shall pay to Seller the Holdback Amount, less any portion of the Holdback Amount that has been used to satisfy any Damages under this Agreement, by wire transfer of immediately available funds to an account designated by the Seller Representative.

Section 8.6    Procedure for Indemnification with Respect to Third-Party Claims.

(a)    If Buyer Indemnified Party, on the one hand, or Seller Indemnified Party, on the other hand (as applicable, an “Indemnified Party”) determines to seek indemnification under this Article 8 with respect to indemnifiable claims resulting from the assertion of liability by third parties (a “Third Party Claim”), it shall give notice to the other party (the “Indemnifying Party”) within 45 days of such Indemnified Party becoming aware of any such indemnifiable claim, which notice shall set forth such material information with respect to such indemnifiable claim as is then reasonably available to such Indemnified Party. If any such liability is asserted against an Indemnified Party and such Indemnified Party notifies the Indemnifying Party of such liability, the Indemnifying Party shall be entitled, if it so elects by written notice delivered to such Indemnified Party within 15 business days after receiving such Indemnified Party’s notice (the “Response Period”), to assume the defense of such asserted liability with counsel satisfactory to such Indemnified Party; provided, however, that if the Indemnifying Party assumes such defense, the Indemnifying Party shall be deemed to have accepted such claim as a valid indemnifiable claim. Notwithstanding the foregoing: (i) such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by such Indemnified Party; (ii) such Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of such Indemnified Party to be indemnified in respect of indemnifiable claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced by such failure. With respect to any assertion of liability by a third party that results in an indemnifiable claim, the Parties shall make available to each other all relevant information in their possession that is material to any such assertion.

(b)    In the event that the Indemnifying Party fails to assume the defense of an Indemnified Party against any such indemnifiable claim within the Response Period, the Indemnified Party shall have the right to defend, compromise or settle such indemnifiable claim on behalf, for the account, and at the risk of the Indemnifying Party.

(c)    Notwithstanding anything in this Section 8.6 to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of an indemnifiable claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if: (i) the Indemnified Party reasonably believes that an adverse determination of such proceeding could be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding or (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend diligently such claim.

(d)    The Indemnifying Party shall not, without such Indemnified Party’s prior written consent, settle or compromise any indemnifiable claim or consent to entry of any judgment in respect of any indemnifiable claim unless such settlement, compromise or consent involves only the payment of money and includes, as an unconditional term, the giving by the claimant or the plaintiff to such Indemnified Party (and its subsidiaries and Affiliates) an unconditional release from all liability in respect of such indemnifiable claim.

Section 8.7    Procedure for Direct Claims. In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party specifying in reasonable detail the nature of the claim for indemnification and the basis thereof. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.7, it being understood that written notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 8.1; provided that, the party entitled to receive such notice was not, as a result of such failure to give prompt written notice, (a) deprived of its right to recover any payment under its applicable insurance coverage, (b) otherwise damaged or prejudiced or (c) deprived of its rights and remedies under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such written notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article 8, or the amount thereof, the claim specified by the Indemnified Party in such written notice shall be conclusively deemed a liability of the Indemnifying Party under this Article 8, and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand or, in the case of any written notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) is determined.

Section 8.8    Specific Performance. Seller and the Owners acknowledge that Seller’s businesses are unique and recognize and affirm that in the event of a breach of this Agreement by Seller or any Owner, money damages may be inadequate and Buyer may have no adequate remedy at Law. Accordingly, Seller and the Owners agree that Buyer and CBIZ shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the obligations of Seller and the Owners hereunder not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive or other equitable relief.

Section 8.9    Exclusive Remedy. Subject to the rights of the parties to seek specific performance or equitable relief, including under Section 6.4(g) and Section 8.8, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Damages (other than claims arising from intentional misconduct or fraud by a party in connection with the transactions contemplated by this Agreement) any party may incur arising from or relating to this Agreement or in the Seller Related Agreements and Buyer Related Agreements (including the representations, warranties, covenants and agreements set forth herein or therein or otherwise relating to the subject matter of this Agreement), shall be pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Article 8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s intentional misconduct or fraud in connection with the transactions contemplated by this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.1    Definitions. The following capitalized terms used in this Agreement have the following meanings:

(a)    “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning 50% or more of the voting securities of another Person shall be deemed to control that Person.

(b)    “Applicable Privacy and Data Security Laws” means all privacy, security, data protection and data breach notification laws, rules and regulations of any applicable jurisdiction (including the U.S., Canada and the European Union and its member countries).

(c)    “Attest Owners” means the Owners set forth on the MHM Purchase Agreement, duly executed by Seller and each Attest Owner and delivered to MHM.

(d)    “Attest Parties” means the persons described in the MHM Purchase Agreement, who are entering into certain agreements with MHM related to their acquisition of shares of stock of MHM.

(e)    “Business” means all of the businesses conducted by Seller at the Closing or at any time during the twelve months prior to the Closing.

(f)    “Business Employee” means Owners, partners, employees, consultants and independent contractors of Seller.

(g)    “Business Systems” means all software and computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by Seller in the conduct of the Business.

(h)    “Buyer Affiliated Company” means Buyer and all Affiliates of Buyer, including CBIZ.

(i)    “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority.

(j)    “Closing Bonuses” means all payments required to be made by Seller to any partner, director, manager, officer, employee, consultant, agent or representative of Seller as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (including those that become due and payable at or after the Closing), including all change of control, retention, “stay” and transaction bonuses.

(k)    “Code” means the Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

(l)    “Confidential Information” means non-public data and information, know-how, ideas, research and development, methods, processes, techniques, vendor lists, client lists, pricing and cost information, marketing information and plans, sales and promotional materials, business plans, formulas, designs, devices, technology, compositions and other trade secrets, whether or not patentable.

(m)    “Contract” means any contract, agreement, lease, license agreement, engagement letter, instrument, guaranty, arrangement or understanding, whether oral or written.

(n)    “Data Provisions” means all provisions in Contracts to which Seller is bound that involve data privacy, data security, or data breach notification.

(o)    “Data Policies” means all internal and external written policies, notices and procedures of Seller regarding privacy, data security, and the storage, collection, transfer (including cross-border transfers), disclosure, use or processing of Personal Information.

(p)    “Data Requirements” means, collectively, all Applicable Privacy and Data Security Laws, Data Provisions, and Data Policies.

(q)    “Effective Time” means 11:59 p.m., Eastern Time, on the day immediately preceding the Closing Date.

(r)    “Employee Plan” means each compensation or benefits plan, program or arrangement of any kind (including those subject to ERISA, employment agreements, cash or equity-based bonus or incentive arrangements, severance or termination arrangements, vacation policies, paid time off and health and welfare plans, whether or not subject to ERISA) sponsored, maintained, contributed by, or required to be contributed to by, Seller or under which Seller or any of its ERISA Affiliates may have any liability, or with respect to which Buyer would reasonably be expected to have any liability, contingent or otherwise.

(s)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t)    “ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with any Seller as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

(u)    “Escrow Account” means the escrow account established and held by the Escrow Agent pursuant to the Escrow Agreement.

(v)    “Escrow Agent” means Signature Bank.

(w)    “Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit N, by and among the Escrow Agent, Buyer and Seller.

(x)    “Escrow Amount” means $32,063,687, which is the amount necessary to permit Seller to pay all Retiree Obligations as and when such Retiree Obligations are due and payable.

(y)    “Governmental Authority” means any domestic or foreign government or political subdivision thereof, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

(z)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(aa)    “Indemnified Party” means a Buyer Indemnified Party when applied to Section 8.2 and means a Seller Indemnified Party when applied to Section 8.3.

(bb)    “Indemnifying Party” means the party against whom a claim is asserted under Article 8.

(cc)    “Intellectual Property” means intellectual property of any type, registered or unregistered and however denominated, including (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, and all registrations and applications for registration of such trademarks; (ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship (including software) in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) Confidential Information; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(dd)    “IRS” means the Internal Revenue Service.

(ee)    “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(ff)    “Leased Facility” (and when used collectively, the “Leased Facilities”) means each facility which is used in the operation of the business of Seller as currently conducted in which Seller holds a leasehold or sub-leasehold estate, or has been granted a right to use or occupy.

(gg)    “Liens” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, charge, claim or similar restriction.

(hh)    “Malicious Code” means any virus, trojan horse, worm, time or logic bomb, bot, keystroke logger or other malicious software program, code or script designed or intended to permit unauthorized access to, or to destroy, disrupt, disable, distort, or otherwise harm or impede in any manner any (i) computer, software, firmware, hardware system, or network; (ii) any application or function of any of the foregoing; or (iii) the security, integrity, confidentiality, or use of any data processed thereby.

(ii)    “Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

(jj)    “Person” means any natural person, corporation (including any non-profit corporation), limited liability company, joint venture, general, limited or other form of partnership, estate, trust, association, organization, labor union, or other entity or enterprise.

(kk)    “Personal Information” means any information that (i) alone or in combination with other information, relates to a specific, identifiable individual person; or (ii) that is governed by any Applicable Privacy and Data Security Laws. Personal Information includes, but is not limited to, individual names, signatures, social security numbers, telephone numbers, home addresses, health information, driver’s license numbers, account numbers and other account information, e-mail addresses, vehicle registration numbers, credit reports, demographic information, financial and other personal data, transaction information, and lists of customers, employees or investors. Any information that can be associated with Personal Information shall also be Personal Information when associated with Personal Information. Personal Information includes, without limitation, such information of or pertaining to Seller’s and its clients’ personnel, directors, officers, agents, suppliers, contractors, investors, or customers and all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.), and “protected health information” as defined under the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d) on the protection of individuals with regard to processing of personal data and the free movement of such data, and all rules and regulations issued under any of the foregoing.

(ll)    “Security Breach” means:

(i)    unauthorized use of, or unauthorized access or use of any Business Systems containing or used to process Personal Information;

(ii)    inability to access data or information (whether in electronic or non-electronic form) in the care, custody or control of Seller or a third party on Seller’s behalf provided to Seller by customers, clients or employees, including Personal Information and Cardholder Data or Sensitive Authentication Data (as both are defined in the PCI Glossary published by the PCI Security Council) (“Information”) or Business Systems due to a malicious use, attack or exploit of such Information or systems;

(iii)    unauthorized access, use, disclosure, modification or destruction of Information;

(iv)    unauthorized disclosure or alteration of Information;

(v)    transmission of Malicious Code resulting (in whole or part) from the foregoing described in (i) – (iv); or

(vi)    loss of Information, including any of the foregoing described in subsections (i) – (iv) above caused by or resulting from a failure, breach of, lack of or inadequacy of Seller’s technological, physical, administrative and procedural safeguards, including policies, procedures, guidelines, practices, standards, controls, hardware, software, firmware and physical security measures, the function or purpose of which is, in whole or part, to: (A) protect the confidentiality, integrity or availability of Information and Business Systems; (B) prevent the unauthorized use of or unauthorized access to Business Systems; or (C) prevent any of the foregoing described in subsections (i) – (iv) above including Malicious Code infection of Business Systems, physical intrusion of facilities, theft or loss of documents, laptops or storage media, or employee or contractor malfeasance.

(mm)    “Tax” or “Taxes” means (i) all federal, state, local or foreign Taxes, charges, fees, imposts, levies or other assessments, including all income, net income, gross receipts, capital, sales, use, ad valorem, value added, alternative or add-on minimum, gross margin, transfer, franchise, unclaimed property, registration, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental, “property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

(nn)    “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof)

including, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller.

(oo)    “Taxing Authority” means the IRS and any other governmental body responsible for the administration of any Tax.

(pp)    “Treasury Regulations” means treasury regulations promulgated under the Code.

Section 9.2    Notices. All notices and other communications under this Agreement to any party shall be in writing and shall be deemed given (a) when delivered personally to that party, (b) on the date sent (if sent during normal business hours of the recipient), and on the next business day (if sent after normal business hours of the recipient), in each case if sent by facsimile or electronic mail (with acknowledgment of transmission confirmed) to that party at the facsimile number or email address for that party set forth below, (c) on the third business day after being mailed by certified mail (postage prepaid and return receipt requested) to that party at the address for that party set forth below, or (d) on the next business day after being deposited with Federal Express or any similar express delivery service for delivery to that party at that address:

If to Buyer or CBIZ:

CBIZ, Inc.

6050 Oak Tree Blvd., South #500

Cleveland, Ohio 44131

Phone: (216) 447-9000; Fax: (216) 447-9007

Attn:   General Counsel

Email: mgleespen@cbiz.com

With a copy to:

Baker & Hostetler LLP

Key Tower

127 Public Square, Suite 2000

Cleveland, Ohio 44114-1214

Phone: (216) 621-0200; Fax: (216) 696-0740

Attn:   Ronald A. Stepanovic

Email: rstepanovic@bakerlaw.com

If to Seller or any Owner:

Marks Paneth LLP

685 Third Avenue

New York, NY 10017

Phone: 212-201-3159; Fax: 212-503-6326

Attn: Abe Schlisselfeld

Email: ASchlisselfeld@markspaneth.com

And

Marks Paneth LLP

685 Third Avenue

New York, NY 10017

Phone: 212-503-8826; Fax: 212-503-6326

Attn: Alyssa Forslund, General Counsel

Email: AForslund@markspaneth.com

With a copy to:

Levenfeld Pearlstein, LLC

Two North LaSalle Street, Suite 1300

Chicago, Illinois 60602

Phone: 312-476-7568; Fax: 312-346-8434

Attn: Russell Shapiro, Esq.

Email: rshapiro@lplegal.com

Any party may change its facsimile number, email address or postal address for notices under this Agreement at any time by giving the other parties notice of such change.

Section 9.3    Amendments; Non-Waiver. This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. No failure by any party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provisions of this Agreement shall affect or constitute a waiver of any party’s right to demand strict compliance with all provisions of this Agreement.

Section 9.4    Construction of Certain Terms and Phrases. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (d) the term “including,” means “including, without limitation”, (e) the terms “Article,” “Section,” “paragraph” or “clause” refer to the specified Article, Section, paragraph or clause of this Agreement and (f) the term “or” is not exclusive. All accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The recitals set forth in the preamble of this Agreement are incorporated into the terms of this Agreement. The headings of the various Articles and Sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such Articles and Sections, and shall be ignored in construing this Agreement. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. Each of the phrases “knowledge of Seller” and “Seller’s knowledge” means the actual or constructive knowledge of Owners and any director or officer of Seller, after due inquiry.

Section 9.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be facsimiles or electronic rather than originals, and shall be fully as effective as though all signatures were originals on the same copy.

Section 9.6    Entire Agreement. This Agreement, the Seller Related Agreements and Buyer Related Agreements, all of which are hereby incorporated by reference, constitute the entire agreement and supersede all prior or contemporaneous discussions, negotiations, agreements and understandings (both written and oral) among the parties with respect to the subject matter hereof and thereof.

Section 9.7    No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties and those Persons entitled to indemnification hereunder, any rights, remedies or other benefits under or by reason of this Agreement.

Section 9.8    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without regard to principles of conflicts of law. The parties hereby irrevocably submit to the jurisdiction of the courts in the State of Ohio (state or federal), with venue in Cuyahoga County, Ohio, over any dispute arising out of this Agreement and agree that all claims in respect of such dispute or proceeding shall be heard and determined in any such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may have to the venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. The parties consent to process being served by them in any suit, action or proceeding by delivering it in the manner specified by Section 9.2. All rights and remedies of each party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to the party from time to time, whether under this Agreement or otherwise.

Section 9.9    Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties and their respective heirs, personal representatives, successors, and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the parties without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer shall have the right to assign any of its rights, interests or obligations under this Agreement, in whole or in part, to any Buyer Affiliated Company.

Section 9.10    Public Announcements. Neither Seller nor any Owner shall, without the prior written consent of Buyer, make any public announcement or statement with respect to the transactions contemplated in this Agreement. Seller and each Owner shall keep in strict confidence and shall not, without the prior written consent of Buyer, directly or indirectly disclose, furnish, disseminate, publish or make available this Agreement or the terms of the transactions contemplated hereby (including the Purchase Price). If reasonably practicable, Buyer shall provide the Seller Representative with copies of any public announcements with respect to the transactions contemplated in this Agreement prior to distribution thereof.

Section 9.11    Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable Law, and the parties shall abide by such court’s determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Section 9.12    Buyer Authority. Any action to be taken by or on behalf of CBIZ or Buyer pursuant to this Agreement shall be specifically approved in writing or otherwise performed by Jerome P. Grisko, Jr., Chief Executive Officer of CBIZ, or his successor or delegate as may be appointed by the Chief Executive Officer or the Board of Directors of CBIZ from time to time (the “CBIZ Representative”). Seller and Owners acknowledge that, unless specifically authorized by the CBIZ Representative in writing, no other director, officer, employee or other agent of Buyer or any Buyer Affiliated Company shall have any authority to take any action required or permitted under this Agreement on behalf of Buyer.

Section 9.13    Seller Representative.

(a)    Seller and Owners hereby constitute and appoint Abe Schlisselfeld (the “Seller Representative” or the “MP Representative”) as Seller’s and Owners’ representative, attorney-in-fact and agent in connection with the execution and performance of this Agreement and the Seller Related Agreements entered into by Seller and Owners, including, without limitation, the MHM Agreement (collectively, the “Transaction Documents”). This power is coupled with an interest and will not be affected by the death, incapacity, illness, dissolution or other inability to act of Seller or any Owner or any of Seller’s or Owners’ successors or assigns. CBIZ and Buyer may rely upon any approvals given or actions taken by the Seller Representative on behalf of Seller or Owners. CBIZ and Buyer need only give notices to the Seller Representative with respect to matters related hereto.

(b)    Seller and Owners hereby grant to the Seller Representative full power and authority:

(i)    to execute and deliver, on behalf of Seller and Owners, and to accept delivery of, on behalf of Seller and Owners, such documents as may be deemed by the Seller Representative, in Seller Representative’s sole discretion, to be appropriate to consummate this Agreement and the transactions to be consummated in connection therewith;

(ii)    to make decisions on behalf of Seller and Owners with respect to the transactions and other matters contemplated under the Transaction Documents or any other transaction documents, including, without limitation, matters related to payments due to Seller or Buyer and any indemnification claims and the resolution thereof;

(iii)    to certify, if required, on behalf of Seller and Owners, as to the accuracy of the representations and warranties of Seller and Owners under, or pursuant to the terms of, the Transaction Documents;

(iv)    to (a) dispute or refrain from disputing, on behalf of Seller or Owners, any claim made by CBIZ or Buyer under the Transaction Documents; (b) negotiate and compromise, on behalf of Seller or Owners any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, the Transaction Documents; (c) agree to, compromise or settle any claim for indemnification or make or agree to any indemnification payment under the Transaction Documents on behalf of Seller or Owners; and (d) execute, on behalf of Seller or Owners, any settlement agreement, release, waiver, or other document with respect to such dispute or remedy;

(v)    to give or agree to, on behalf of Seller or Owners, any and all consents, waivers, amendments or modifications, deemed by the Seller Representative, in the Seller Representative’s sole discretion, to be necessary or appropriate, under the Transaction Documents, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(vi)    to enforce, on behalf of Seller or Owners, any claim against CBIZ or Buyer arising under the Transaction Documents;

(vii)    to engage attorneys, accountants and agents at the expense of Seller and Owners;

(viii)    to amend the Transaction Documents (other than this Section 9.13) or any of the instruments to be delivered to CBIZ or Buyer by Seller or Owners pursuant to the Transaction Documents; and

(ix)    to give such instructions and to take such action or refrain from taking such action, on behalf of Seller or Owners as the Seller Representative deems, in the Seller Representative’s sole discretion, necessary or appropriate to carry out the provisions of the Transaction Documents, including the exercise of all rights granted to Seller and Owners under the Transaction Documents or any other transaction document.

(c)    Each Owner hereby agrees to the following:

(i)    in all matters in which action by the Seller Representative is required or permitted under the Transaction Documents, the Seller Representative is authorized to act on behalf of Seller and such Owner, notwithstanding any dispute or disagreement among Owners or between any Owner and the Seller Representative, and CBIZ and Buyer will be entitled to rely on any and all action taken by Seller Representative under the Transaction Documents without any liability to, or obligation to inquire of, Seller or any Owner, notwithstanding any knowledge on the part of CBIZ or Buyer of any such dispute or disagreement;

(ii)    notice to the Seller Representative delivered pursuant to the Transaction Documents will be deemed to be notice to Seller and such Owner and their successors and assigns for purposes of the Transaction Documents;

(iii)    the power and authority of the Seller Representative, as described in the Transaction Documents, will continue in force until all rights and obligations of Seller and each Owner under the Transaction Documents have terminated, expired or been fully performed;

(iv)    in the event that the Seller Representative is unable or unwilling to act as a Seller Representative, a new Seller Representative shall be appointed by Owners;

(v)    Owners may remove the Seller Representative by a vote of the Owners holding no less than 2/3 of the equity interests based upon the final profit allocations of Seller for 2021, excluding the vote of the Seller Representative that is the subject of the removal action;

(vi)    in the event that there is a vacancy in the position of Seller Representative due to the death, removal or resignation of a Seller Representative, the Owners will have the right to appoint a new Seller Representative to fill such vacancy by a vote of the Owners holding no less than 2/3 of the equity interests based upon the final profit allocations of Seller for 2021;

(vii)    written notice of the appointment of a replacement Seller Representative shall be given by the replacement Seller Representative to CBIZ or Buyer;

(viii)    the Seller Representative shall not be liable to Seller or any Owner for any action taken or omitted by the Seller Representative or any agent employed by the Seller Representative under the Transaction Documents or any other agreement executed in connection herewith, except that Seller Representative shall not be relieved of any liability to any Owner imposed by applicable law for gross negligence or willful misconduct; and

(ix)    the appointment set forth herein shall survive the Closing from and to the extent of any matters arising or relating to the indemnification of any Owner set forth in this Agreement or any of the other Transaction Documents.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

CBIZ, INC.	CBIZ ACQUISITION 42, LLC

By:	By:
Name: Jerome P. Grisko, Jr.	Name: Elizabeth Newman
Title: President and Chief Executive Officer	Title: Executive Vice President

MARKS PANETH LLP

By:
Name: Abe Schlisselfeld
Title: Managing Partner

[Signature Page to Asset Purchase Agreement]

OWNERS: [Signature Page for each Owner to be generated]

[Signature Page to Asset Purchase Agreement]